MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     TeleBanc Financial Corporation ("TeleBanc" or the "Company") was organized by its majority stockholder, MET Holdings Corporation, to become, in March 1994, the parent savings and loan holding company for TeleBank ("the Bank"), a federally chartered savings bank. All references to the Company include the business of the Bank. Financial and other data as of and for all periods prior to March 1994 represent the consolidated data of the Bank only. Prior to March 1996, the Bank was formerly known as Metropolitan Bank for Savings, F.S.B.

     During the second quarter of 1994, TeleBanc completed its initial public offering, raising $4.6 million through the sale of common stock and an additional $17.3 million through the issuance of subordinated notes with warrants. Since completion of the offering, the Company has emphasized growth of the Bank through careful leveraging of the proceeds. At December 31, 1996, TeleBanc reported total assets of $648.0 million, total deposits of $390.5 million, and stockholders' equity of $24.7 million, compared to $553.9 million, $306.5 million, and $21.6 million, respectively, at December 31, 1995.

     Since 1989, the Bank has been developing an operating strategy that seeks to minimize general and administrative expenses through more efficient deposit gathering, borrowing, and asset generation. From its headquarters in Arlington, Virginia, the Company attracts primarily low transaction deposit accounts such as certificates of deposit and money market accounts by advertising and conducting public relation campaigns in select markets. Unlike traditional financial institutions, the Company pursues a "branchless" marketing strategy and thus interacts with its customers primarily through the Company's toll free telephone number and mail. Company representatives utilize a sophisticated computer software system to market and process deposits, build a customer database for future products and provide quality service. Other funding sources for the Company include borrowings from the Federal Home Loan Bank of Atlanta ("FHLB"), securities sold under agreements to repurchase, and subordinated debt.

     The Company's asset acquisition strategy is focused on investing in one-to-four unit, single-family mortgages and mortgage backed securities purchased in the secondary market rather than to originate loans. The Company seeks to manage interest rate risk through matching the maturities of its deposit solicitations and borrowings as compared with its asset purchases and the use of certain hedging techniques in order to operate profitably in various interest rate environments.

     On February 28, 1997, the Company consummated the sale of $29.9 million of units in the form of convertible preferred stock, senior subordinated notes and warrants and the purchase of the assets of Arbor Capital Partners, Inc. ("Arbor"), a registered investment advisor, funds manager and broker-dealer. MET Holdings, TeleBanc's majority shareholder, owns a majority of Arbor.

     The $29.9 million in units were sold to investment partnerships managed by Conning & Company, CIBC WG Argosy Merchant Fund 2, LLC, the Progressive Corporation, and The Northwestern Mutual Life Insurance Company. Representatives from the Conning partnerships and the CIBC Merchant Fund will serve on the Board. The units consist of $13.7 million in 9.5% senior subordinated notes with 198,088 detachable warrants, $16.2 million in 4.0% convertible preferred stock, and rights to 205,563 contingent warrants.

     Also in connection with the sale of units, the Arbor asset acquisition was structured as a tax free issuance of 162,461 shares of TeleBanc common stock and a $500,000 cash payment for the Arbor assets. An independent appraisal valued the assets to be acquired from Arbor at $3.1 million. Consistent with TeleBanc's charter, the number of shares issued to Arbor as consideration is limited to 5% of total market value of outstanding TeleBanc stock at the time of acquisition.

     The following financial review presents management's analysis of the consolidated financial condition and results of operations of TeleBanc, and should be read together with the consolidated financial statements and accompanying notes.

INTEREST RATE SENSITIVITY MANAGEMENT

     The Company actively monitors the sensitivity of its assets and liabilities to various interest rate environments due to repricing in future time periods. Effective interest rate sensitivity management seeks to ensure that net interest income is protected from the impact of changes in interest rates.

     The Company's strategies are intended to stabilize the Company's net interest rate spread under a variety of changes in interest rates. In an effort to manage growth effectively, the Company undertook a slow, yet steady path to leverage the initial public offering proceeds and invest in interest-earning assets. It is management's intent to leverage the $29.9 million private placement proceeds and invest in interest-earning assets in a path similar to that of the initial public offering. This growth was funded by raising deposits and incurring debt, including FHLB advances and securities sold under agreements to repurchase
("reverse repos"). The Company's deposit gathering strategy tends to rely on higher yielding money market accounts and certificates of deposit accumulated through the Bank's branchless banking telephone and mail operations, rather than relying on higher overhead products such as extensive branch networks and transaction accounts (i.e., checking accounts). Similarly, the Company tends to invest its funds in assets purchased in the secondary market rather than incurring overhead for extensive loan origination operations. As a result, the Company's interest rate spread may be lower than that of traditional financial institutions. By seeking to match closely the maturities of its interest-sensitive assets and liabilities, the Company believes it can maintain relatively consistent interest rate spreads and mitigate much of the interest rate risk associated with such assets and liabilities.

     The Company utilizes hedging techniques to reduce its overall interest rate risk exposure over a one-to-seven year period. Management's hedging practices are directed towards the following risks: interest rate sensitivity gap between the amount of interest-earning assets and the amount of interest-bearing liabilities, loan prepayments and premature withdrawal of deposits. A policy adopted by the Company's Board of Directors prohibits management from speculative purchases or sales of futures, options, stripped mortgage-backed securities and other mortgage derivative products.

     Interest rate swaps, caps, floors, collars and financial options are used to manage interest rate exposure by hedging certain assets and liabilities, and are not used for speculative purposes. The Company's interest rate spread was 1.84%, 1.72%, and 1.51% for 1996, 1995 and 1994, respectively. The Company's yield on interest-earning assets for such periods was 1.94%, 1.88% and 1.62%, respectively. Since the initial public offering in May 1994, the Company has steadily grown both assets and liabilities, with average interest earning assets growing from $206.9 million for the quarter ended March 31, 1994 to $575.5 million for the year ended December 31, 1996, and average interest bearing liabilities growing from $206.1 million to $564.3 million over the same period. The Company's ongoing strategy is to maintain a relatively stable interest rate margin and interest rate spread.

     The Company matches its assets and liabilities by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income; conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The Company's current asset-liability management strategy is to maintain an evenly matched one-to-five year gap giving effect to hedging, but depending on market conditions and related circumstances, a positive or negative one-to-five year gap of up to 20% may be acceptable. Giving effect to the Company's hedging activities, the Company's one-year gap at December 31, 1996 is (0.16)%. The Company's hedge-effected one-to-five year gap at such date is (11.59)%.

     The following assumptions were used by management in order to prepare the Company's gap table set forth on the next page. Non-amortizing investment securities are shown in the period in which they contractually mature.
Investment securities which contain embedded options such as puts or calls are shown in the period in which that security is currently expected to be put or called or to mature. The table assumes that fully-indexed, adjustable-rate, residential mortgage loans and mortgage-backed securities prepay at an annual rate between 10% and 15%, based on estimated future prepayment rates for comparable market benchmark securities and the Company's prepayment history. The table also assumes that fixed rate, current-coupon residential loans prepay at an annual rate of between 10% and 15%. The above assumptions were adjusted up or down on a pool by pool basis to model the effects of product type, coupon rate, rate adjustment frequency, lifetime cap, net coupon reset margin, and periodic rate caps upon prevailing annual prepayment rates. Time deposits are shown in the period in which they contractually mature, and savings deposits are shown to reprice immediately. The interest rate sensitivity of the Company's assets and liabilities could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

     Certain shortcomings are inherent in the method of analysis presented in the gap table. Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features which restrict changes in interest rates on a short-term basis and over the life of the assets. In the event of a change in interest rates, prepayment rates would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     Management measures the efficiency of its asset/liability management strategies by analyzing, on a quarterly basis, the Bank's theoretical Net Portfolio Value (NPV) and the effect that changes in interest rates are expected to have on NPV. The Board of Directors has established limits within which such changes in NPV are expected to be maintained in the event of a change in interest rates. Under proposed Office of Thrift Supervision ("OTS") regulations, an institution's interest rate risk exposure is measured based upon a 200 basis point parallel shift in market interest rates. A savings institution whose measured interest rate risk exposure is greater than specified levels must deduct an interest rate risk component from total capital for purpose of determining regulatory risk-based capital levels. As of December 31, 1996, the Bank would not have been required to deduct any interest rate risk component from capital under the proposed OTS interest rate risk capital regulations.

-----------------------------------------------------------------------------------------------------------------
                                                              REPRICING       REPRICING      REPRICING
                                                                WITHIN          WITHIN         WITHIN   REPRICING
                                        BALANCE       PERCENT     0-3            4-12           1-5       OVER
(Dollars in Thousands)           DECEMBER 31, 1996    OF TOTAL   MONTHS          MONTHS        YEARS    5 YEARS
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Loans receivable, net                   $351,821       56.21%  $  17,339       $140,267       $133,274  $  60,941
Investment securities
  available for sale, interest
  bearing accounts & FHLB stock           88,636        14.16     27,654            487          9,908     50,587
Mortgage-backed
   securities available for sale         184,743        29.51     49,942         69,131         47,702     17,968
Federal funds sold                           750         0.12        750             --             --         --
                                        ---------    -------------------------------------------------------------
Total interest-earning assets           $625,950      100.00%  $  95,685       $209,885       $190,884  $ 129,496
Non-interest earning assets:              22,015     -------------------------------------------------------------
                                        --------
Total assets                            $647,965
                                        --------
Interest-bearing liabilities:
Savings deposits                        $111,843       18.35%   $111,843     $       --     $       -- $       --
Time deposits                            278,643        45.72     31,739         92,011        151,462      3,431
FHLB advances                            144,800        23.76    134,800         10,000             --         --
Other borrowings                          57,581         9.45     57,581             --             --         --
Subordinated debt                         16,586         2.72         --             --             --     16,586
                                        ---------    -------------------------------------------------------------
Total interest-bearing liabilities      $609,453      100.00%   $335,963       $102,011       $151,462  $  20,017
Non-interest bearing liabilities          13,854     -------------------------------------------------------------
                                        --------
Total liabilities                       $623,307
Stockholders' equity                      24,658
Total liabilities and                   --------
  stockholders equity                   $647,965
Periodic repricing difference
  (periodic gap)                                             $ (240,278)     $  107,874     $   39,422  $ 109,479
Cumulative repricing difference
  (cumulative gap)                                           $ (240,278)    $ (132,404)    $  (92,982) $   16,497
Cumulative gap to total assets                                  (37.08)%       (20.43)%       (14.35)%      2.55%
Cumulative gap to total assets
   hedge effected (a)                                           (11.40)%        (0.16)%       (11.59)%      2.55%
                                        --------------------------------------------------------------------------

(a) The hedge effected cumulative gap to total assets reflects the effect of hedging instruments on the Company's gap at December 31, 1996. For purposes of determining the effect of such hedging instruments, interest rate swap agreements are treated as part of the hedged liability, hence, the cash flows from the swap and the hedged asset or liability are netted and the resulting cash flows are used in the gap calculation. Interest rate cap agreements also are treated as part of the hedged asset or liability and weighted by market's estimate of the likelihood the cap strike will be met or exceeded. The net cash flows are used in the gap calculations.

FINANCIAL CONDITION

     The Company's total assets increased by $94.1 million or 17.0% from $553.9 million at December 31, 1995 to $648.0 million at December 31, 1996. The increase in assets during 1996 primarily reflects continued leveraging of the Bank's capital. At December 31, 1993, the Bank had stockholders' equity of $12.4 million. Following the Company's initial public offering in May 1994, the Company increased the Bank's equity by $15.0 million, thereby supporting a 31-month period of growing the Bank from $220.3 million in assets to $648.0 million in assets as of December 31, 1996. Growth in assets is attributable to increases in mortgage-backed securities and loans receivable. The primary sources of funds for this growth in assets were deposits and borrowings.

     Loans receivable, net and loans receivable held for sale increased $103.3 million or 41.6%, from $248.5 million at December 31, 1995 to $351.8 million at December 31, 1996. The increase reflects whole loan purchases of $182.0 million offset by $51.2 million of principal repayments and $27.0 million of loans sold in 1996. In the second quarter of 1996, the Company reevaluated its loan investment strategy. The Company determined that the probable sale of loans, subsequent to a restructuring or credit enhancement, would add value to the portfolio. Pursuant to this strategy, the Company created a loans held for sale category with a one-time transfer of loans from the investment portfolio that have characteristics that make them susceptible to sale after restructuring, credit enhancement, or other improvements. Loans held for sale are recorded at the lower of cost or market. Going forward, the Company will maintain loans held for sale and loans held for investment categories.

     Mortgage-backed securities, available-for-sale, decreased $49.6 million, or 21.2%, from $234.4 million at December 31, 1995 to $184.7 million at December 31, 1996. Investment securities, available for sale, increased $38.7 million, or 96.5%, from $40.1 million at December 31, 1995 to $78.8 million at December 31, 1996. These securities are held for liquidity purposes and increased along with the growth of assets of the Bank in 1996.

     Deposits increased $84.0 million, or 27.4%, from $306.5 million at December 31, 1995 to $390.5 million at December 31, 1996, largely as a result of the Company's marketing efforts to attract money market and certificate of deposit accounts, as well as the purchase of deposits from a failed institution. During fiscal year 1996, approximately $21.4 million of interest was credited to the accounts while deposits exceeded withdrawals by $62.6 million, resulting in a net change of $84.0 million. During 1996, significant emphasis was also placed upon raising deposits as a source of funds for asset growth.

     FHLB advances increased $39.3 million, or 37.3%, from $105.5 million at December 31, 1995 to $144.8 million at December 31, 1996. Other borrowings, composed of securities sold under agreements to repurchase, decreased $36.3 million, or 38.7%, from $93.9 million at December 31, 1995 to $57.6 million at December 31, 1996. This slight increase in net borrowings reflects the Company's effort to focus funding efforts on deposits yet maintain additional funds at low interest rates in order to support asset growth.

     Stockholders' equity increased $3.1 million to $24.7 million at December 31, 1996 from $21.6 million at December 31, 1995. The increase reflects $2.6 million in net income and an unrealized gain for the year on securities available for sale of $541,000, net of taxes, which increases the Company's stockholders' equity, but does not impact the statement of operations.

     The consolidated average balance sheets, along with income and expense and related interest yields and rates at December 31, 1996 and for each of the preceding three fiscal years are shown on the following page. The table also presents information for the periods indicated with respect to the difference between the weighted average yield earned on interest-earning assets and weighted average rate paid on interest-bearing liabilities, or "interest rate spread," which savings institutions have traditionally used as an indicator of profitability. Another indicator of an institution's profitability is its "net yield on interest-earning assets," which is its net interest income divided by the average balance of interest-earning assets. Net interest income is affected by the interest rate spread and by the relative amounts of interest earning assets and interest-bearing liabilities. When interest-earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. As discussed above, the Company's operating strategy tends to result in lower spreads and margins than other comparable financial institutions, but the Company believes lower net interest income is mitigated by savings in general and administrative expenses.

--------------------------------------------------------------------------------------------------------------
                                                             1996                        1995
                                  Balance     Average  Interest     Average    Average  Interest   Average
(Dollars in thousands)    December 31, 1996   Balance  Inc./Exp.  Yield/Cost   Balance  Inc./Exp. Yield/Cost
--------------------------------------------------------------------------------------------------------------
Interest-earning assets:
Loans receivable, net(a)           $351,821   $279,038  $23,089      8.28%    $201,737  $17,726      8.80%
Mortgage-backed &
  related securities                     --         --       --        --      233,728   18,614      7.96
Investment securities (b)(c)          9,810     12,841      871      6.79       13,627      990      7.27
Mortgage-backed &
  related securities, AFS           184,743    221,656   17,955      8.10       19,138    1,597      8.35
Investment securities, AFS           78,826     61,169    3,959      6.47       25,516    2,071      8.12
Federal funds sold                      750        842       44      5.22          810       49      6.05
Trading account                          --         --       --        --        1,932      166      8.59
                                   --------   ----------------------------    ----------------------------
Total-interest earning assets      $625,950   $575,546  $45,918      7.98%    $496,488  $41,213      8.31%
Non-interest earning assets          22,015     26,929                          15,388
                                   --------   ----------------------------    ----------------------------
Total assets                       $647,965   $602,475                        $511,876
                                   --------   ----------------------------    ----------------------------
Interest-bearing liabilities:
Savings deposits                   $111,843   $ 99,346 $  4,815      4.85%    $ 41,387  $ 2,111      5.10%
Time deposits                       278,643    258,870   16,542      6.39      223,745   14,930      6.67
FHLB advances                       144,800    120,678    6,689      5.54      104,142    6,571      6.31
Other borrowings                     57,581     68,154    4,569      6.70       97,906    6,230      6.36
Subordinated debt, net               16,586     17,250    2,200     12.75       17,250    2,089     12.11
                                   --------   ----------------------------    ----------------------------
Total interest-bearing liabilities $609,453   $564,298  $34,815      6.14%    $484,430  $31,931      6.59%
Non-interest-bearing liabilities     13,854     15,900                           8,150
                                   --------   ----------------------------    ----------------------------
Total liabilities                  $623,307   $580,198                        $492,580
Stockholders' equity                 24,658     22,277                          19,296
                                   --------   ----------------------------    ----------------------------
Total liabilities and stockholders'
  equity                           $647,965   $602,475                        $511,876
                                   --------   ----------------------------    ----------------------------
Excess of interest-earning assets
  over interest-bearing liabilities/
  net interest income/interest rate
   spread                          $ 16,497   $ 11,248  $11,136      1.84%    $ 12,058  $ 9,313     1.72%
Net yield on interest earning assets                                 1.94%                          1.88%
Ratio of interest-earning assets
  to interest-bearing liabilities                                  101.99%                        102.49%
--------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------
                                                 1994
                                        Average   Interest    Average
(Dollars in thousands)                  Balance   Inc./Exp.  Yield/Cost
------------------------------------------------------------------------
Interest-earning assets:
Loans receivable, net(a)               $127,805    $10,813       8.46%
Mortgage-backed &
  related securities                    136,304      9,328       6.84
Investment securities (b)(c)             14,627        801       5.48
Mortgage-backed &
  related securities, AFS                 8,934        645       7.22
Investment securities, AFS               13,705        771       5.63
Federal funds sold                        2,092         83       3.97
Trading account                              --         --         --
                                       -------------------------------
Total-interest earning assets          $303,467    $22,441       7.39%
Non-interest earning assets              18,794
                                       -------------------------------
Total assets                           $322,261
                                       -------------------------------
Interest-bearing liabilities:
Savings deposits                       $ 17,587    $   518       2.95%
Time deposits                           140,485      9,209       6.56
FHLB advances                            82,533      4,278       5.18
Other borrowings                         47,715      2,281       4.78
Subordinated debt, net                    9,555      1,227      12.84
                                       -------------------------------
Total interest-bearing liabilities     $297,875    $17,513       5.88%
Non-interest-bearing liabilities          7,401
                                       -------------------------------
Total liabilities                      $305,276
Stockholders' equity                     16,985
                                       -------------------------------
Total liabilities and stockholders'
  equity                               $322,261
                                       -------------------------------
Excess of interest-earning assets
  over interest-bearing liabilities/
  net interest income/interest rate
   spread                              $  5,592    $ 4,928       1.51%
Net yield on interest earning assets                             1.62%
Ratio of interest-earning assets
  to interest-bearing liabilities                              101.88%
----------------------------------------------------------------------
---------
(a)  Includes mortgages held for sale and investments.
(b)  Includes  interest-bearing  deposits,  repurchase  agreements,   investment
     securities held to maturity, and FHLB stock.
(c) Interest income and average yields on municipal bonds are presented on a tax equivalent basis.

LIQUIDITY MANAGEMENT AND FUNDING

     Liquidity is a company's ability to maintain sufficient cash flows to fund operations and meet existing and future obligations, including maturing liabilities, loan commitments, and depositors' withdrawals. The asset portion of the balance sheet provides liquidity through short-term investments and maturities and repayments of loans and investment securities. Other sources of asset liquidity include sales of loans or securities.

     Liquidity is provided through the Company's ability to attract and maintain sufficient deposits and to access available funding markets. Federal regulations require that the Bank maintain an average of 5.00% liquidity ratio in relation to certain borrowings and the deposit base. The Bank exceeded the requirement throughout 1996 and 1995.

     The Company continues to enhance the core deposit base through its branchless marketing strategy that targets individual savers who deposit an average of $23,000. Management is developing new deposit products responsive to our customers needs and cross marketing these services, which should provide stable funding sources in future periods. In 1995, the Company introduced callable CDs, money market accounts, and the Refer a Saver(TM) Program. The callable CDs are redeemable at the option of the Company any time after the second anniversary of the date of deposit, which allows management to hedge against prepayment risk. The Refer a Saver(TM) Program rewards current CD account holders with cash for each new customer referred to the Company.

     The following table shows the changes in deposits for each of the prior periods:

                                                    YEARS ENDED DECEMBER 31,
                                              ----------------------------------
(Dollars in thousands)                          1996         1995         1994
----------------------                          ----         ----         ----
Balance at beginning of period                $306,500     $212,411     $113,132
Deposits in excess of (less than)
   withdrawals                                  62,629       76,866       91,806
Interest credited on deposits                   21,357       17,223        7,473
                                              ----------------------------------
Balance at end of period                      $390,486     $306,500     $212,411
                                              ==================================

     Management believes that liquidity of bank deposits coupled with FDIC insurance will continue to encourage depositors to maintain significant portions of their funds in insured depository accounts. Management also believes that a high level of service and convenience coupled with a growing acceptance of electronic and branchless banking will allow the Company to compete efficiently and effectively against other FDIC insured banks and other non-bank financial institutuions. Largely as a result of management's marketing efforts in 1996, the Company experienced an increase in money market account balances, which cost less than the cost of FHLB advances, other borrowings, and certificates of deposit accounts. Total deposits increased $84.0 million, or 27.4%, during 1996. Savings deposits increased $32.4 million, or 40.8%, and certificate of deposit accounts increased $51.6 million, or 22.7% during 1996.

     The Company also relies upon borrowed funds to provide a source of liquidity at attractive interest rates. Total borrowings increased $3.0 million, or 1.5%, during 1996. Advances from the FHLB increased $39.3 million, or 37.3%, during the period largely as a result of attractive interest rates and due to the various products offered by the FHLB to member institutions. Advances are collateralized by specific liens on mortgage loans in accordance with an "Advances, Specific Collateral Pledge and Security Agreement", which requires the Company to maintain qualified collateral equal to 120 to 160 percent of the Company's advances. Accordingly, the Company increased single-family residential mortgage loan collateral to the FHLB to $186.1 million during the year. Additional borrowings from the FHLB are contingent upon the Company providing the appropriate collateral. Repurchase agreements decreased $36.3 million, or 38.7%, during 1996. Principally, mortgage-backed securities are pledged as collateral for the repurchase agreements. As of December 31, 1996, the Bank had approximately $100.0 million in additional borrowing capacity.

     In the second quarter of 1994, TeleBanc completed its initial public offering, raising an aggregate of $21.9 million through the issuance of common stock and subordinated notes with warrants. The subordinated debt represents a very stable, although relatively expensive, source of funds. Upon completion of the offering, the Company invested $15.0 million of the proceeds as capital of the Bank. At December 31, 1996, subordinated debt, net was $16.6 million. The annual expense to service the debt is $2.2 million. Subject to regulatory approval, the Bank will dividend this balance to the Company to service the debt. There are various regulatory limitations on the extent to which federally chartered savings institutions may pay dividends. Also, savings institution subsidiaries of holding companies generally are required to provide their OTS Regional Director with no less than 30 days' advance notice of any proposed declaration on the institution's stock. Under terms of the indenture pursuant to which the subordinated notes were issued, the Company presently is required to maintain, on an unconsolidated basis, liquid assets in an amount equal to or greater than $2.0 million, which represents 100% of the aggregate interest expense for one year on the subordinated debt. The Company had $2.9 million in liquid assets at December 31, 1996.

CAPITAL ADEQUACY

     The Company's stockholders' equity at December 31, 1996, was $24.7 million. This represents a $3.1 million, or 14.4%, increase from the prior year. The increase reflects $2.6 million in net income and an unrealized gain for the year on securities available-for-sale of $541,000, net of taxes, which pursuant to SFAS 115 increases the Company's stockholders' equity, but does not impact the statement of operation. See Note 2 of the Consolidated Financial Statements.

     The Bank meets all current and fully phased-in capital requirements as adjusted for the changes which are effective to the computation of risk-based capital and core capital at December 31, 1996.

     The required and actual amounts and ratios of capital pertaining to the Bank as of December 31, 1996 are set forth as follows

(dollars in thousands):
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                           TO BE WELL
                                                           FOR CAPITAL                                 CAPITALIZED UNDER
                                                           ADEQUACY                                    PROMPT CORRECTIVE
                                 ACTUAL                    PURPOSES:                                   ACTION PROVISIONS:
                          -----------------   -----------------------------------------   ------------------------------------------
                           AMOUNT   RATIO            AMOUNT               RATIO               AMOUNT                      RATIO
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
Total Capital (to risk
   weighted assets)         $34,104  10.41%   greater than $ 26,205   greater than 8.0%   greater than  $32,756   greater than 10.0%
Tier 1 Capital (to risk
   weighted assets)         $31,726   9.69%   greater than $ 13,102   greater than 4.0%   greater than  $19,654   greater than  6.0%
Tier 1 Capital (to
  average assets)           $31,726   5.08%   greater than $ 24,999   greater than 4.0%   greater than  $31,248   greater than  5.0%
Tangible                    $31,711   5.07%   greater than $  9,374   greater than 1.5%                     N/A                  --
As of December 31, 1995:
Total Capital (to risk
   weighted assets)         $30,680  11.74%   greater than $ 20,899   greater than 8.0%   greater than  $26,264   greater than 10.0%
Tier 1 Capital (to risk
   weighted assets)         $28,944  11.08%   greater than $ 10,450   greater than 4.0%   greater than  $15,674   greater than  6.0%
Tier 1 Capital (to
   average assets)          $28,944   5.31%   greater than $ 21,798   greater than 4.0%   greater than  $27,261   greater than  5.0%
Tangible                    $29,201   5.36%   greater than $  8,178   greater than 1.5%   greater than      N/A                  --


EARNINGS PERFORMANCE

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 , 1995 AND 1994

NET INCOME. Net income for fiscal year 1996 was $2.6 million compared to $2.7 million for fiscal year 1995. Net income for 1996 includes the effect of a one-time $1.7 million, before tax, assessment to recapitalize the Savings Association Insurance Fund ("SAIF"). Without such assessment, net income would have been $3.6 million. Net income for the year ended December 31, 1996 consisted primarily of $11.0 million in net interest income, $1.8 million in net gains on the sale of loans held for sale and mortgage-backed and investment securities offset by $9.1 million in non-interest expenses, $919,000 in provision for loan losses and $1.2 million in income tax expenses. For fiscal year 1996, the Company's return on average assets and return on average equity was 0.42% and 11.46%, respectively. Based on 2,316,616 weighted average shares of common stock issued and outstanding as well as common stock equivalents earnings per share was $1.12.

     Net income increased by $2.2 million, or 407.4%, from $540,000 in fiscal year 1994, to $2.7 million in fiscal year 1995. Net income for the year ended December 31, 1995 consisted primarily of $8.6 million in net interest income, $1.6 million in gains on the sale of mortgage-backed securities available for sale, $1.1 million in gains on the sale of investment securities available for sale and $677,000 in profit on trading activities offset by $6.2 million in total non-interest expenses, $1.7 million in provision for loan losses and $1.7 million in income taxes. The Company's return on average assets and return on average equity was 0.53% and 14.10%, respectively. Based on 2,068,597 weighted average shares of common stock issued and outstanding as well as common stock equivalents, earnings per share was $1.33.

NET INTEREST INCOME. Net interest income is the principal source of a financial institution's income stream and represents the spread between interest and fee income generated from earning assets and the interest expense paid on deposits and borrowed funds. Fluctuations in interest rates as well as volume and composition changes in interest-earning assets and interest-bearing liabilities materially affect net interest income.

     Net interest income increased by $2.4 million, or 27.9%, from $8.6 million to $11.0 million for the years ended December 31, 1995 and 1996, respectively. Interest rate spreads increased from 1.72% to 1.84% for the years ended December 31, 1995 and 1996, respectively. The improvement in spreads reflects a 45 basis point decline in the costs of interest-bearing liabilities offset by a 33 basis point decline in the yield of interest-earning assets. Average interest-earning assets were $575.5 million for 1996 compared to $496.5 million for 1995.

     Net interest income increased $3.9 million, or 82.4%, from $4.7 million to $8.6 million for the years ended December 31, 1994 and 1995, respectively. Interest rate spreads increased to 1.72% from 1.51% for the years ended December 31, 1995 and 1994, respectively. The improvement in spreads reflects the repricing of adjustable interest-bearing assets and the slight improvement in the ratio of interest-earning assets to interest-bearing liabilities to 102.49% in 1995 from 101.88% in 1994. Average interest-earning assets were $496.5 million for 1995 compared to $303.5 million for 1994.

     The following table allocates the period-to-period changes in the Company's various categories of interest income and expense between changes due to changes in volume (calculated by multiplying the change in average volume of the related interest-earning asset or interest-bearing liability category by the prior year's rate) and changes due to changes in rate (changes in rate multiplied by prior year's volume). Changes due to changes in rate-volume (change in rate multiplied by changes in volume) have been allocated proportionately between changes in volume and changes in rate.

                                                                1996 vs. 1995                             1995 vs. 1994
                                                           INCREASE (DECREASE) DUE TO                INCREASE (DECREASE) DUE TO
                                                           --------------------------                --------------------------
(Dollars in thousands)                                  VOLUME         RATE       TOTAL            VOLUME          RATE       TOTAL
----------------------                                  ------         ----       -----            ------          ----       -----
Interest-earning assets:
     Loans receivable, net (a)                          $  6,333 $    (968)   $   5,365            $  6,491     $   452    $  6,943
     Mortgage-backed and related securities               (9,307)   (9,307)     (18,614)              7,555       1,730       9,285
     Investment securities (b) (c)                            16      (134)        (118)                (50)        239         189
     Mortgage-backed and related securities
       available for sale                                 16,404       (45)      16,359                 837         115         952
     Investment securities available for sale (c)          2,194      (305)       1,889                 859         441       1,300
     Federal funds sold                                        2        (8)          (6)               (257)        224         (33)
     Trading account                                          17      (185)        (168)                167          --         167
                                                        -------------------------------            ---------------------------------
       Total interest-earning assets                    $ 15,659  $(10,952)   $   4,707            $ 15,602     $ 3,201    $ 18,803
Interest-bearing liabilities:
     Savings deposits                                   $  2,803  $   (100)   $   2,703            $  1,034     $   559    $  1,593
     Time deposits                                         2,208      (596)       1,612               5,553         168       5,721
     FHLB advances                                           972      (292)         680               1,253       1,040       2,293
     Other borrowings                                     (1,778)     (446)      (2,224)              3,004         946       3,950
     Subordinated debt                                        --       112          112                 928         (66)        862
                                                        -------------------------------            ---------------------------------
Total interest-bearing liabilities                         4,205    (1,322)       2,883              11,772       2,647      14,419
                                                        -------------------------------            ---------------------------------
Change in net interest income                            $11,454 $  (9,630)   $   1,824            $  3,830     $   554    $  4,384
                                                        ===============================            =================================

----------
(a)  Includes mortgage and other loans.
(b)  Includes  interest-bearing  deposits,  repurchase  agreements,   investment
     securities held to maturity, and FHLB stock.
(c) Interest income and average yields on municipal bonds, included in investment securities, are presented on a tax equivalent basis.

INTEREST INCOME. Total interest income increased $5.3 million, or 13.1%, from $40.5 million for the year ended December 31, 1995 to $45.8 million for the year ended December 31, 1996. Interest income on mortgage and other loans increased $5.4 million or 30.5%. The increase is largely attributed to the $77.3 million increase in average loan balance. Interest income on mortgage-backed securities held-to-maturity and available-for-sale decreased by $2.2 million, or 10.9%, from $20.2 million at December 31, 1995 to $18.0 million at December 31, 1996 largely as a result of a $31.2 million decline in average mortgage backed securities held-to-maturity and available-for-sale.

     Total interest income increased $18.3 million, or 82.4%, from $22.2 million for the year ended December 31, 1994 to $40.5 million for the year ended December 31, 1995. Interest income on mortgage and other loans increased $6.9 million or 63.9%. The increase is primarily attributable to an increase in the average balance of the loans receivable portfolio from $127.8 million for the year ended December 31, 1994 to $201.7 million for the year ended December 31, 1995 as well as a slight increase in the average yield on the loans receivable portfolio from 8.46% for the year ended December 31, 1994 to 8.80% for the year ended December 31, 1995. Similarly, interest income on mortgage-backed and related securities, including those available for sale, increased by $10.2 million, or 102.0%, from $10.0 million for the year ended December 31, 1994 to $20.2 million for the year ended December 31, 1995 resulting primarily from an $107.6 million increase in the average balance and a 113 basis point increase in the average yield of such securities.

INTEREST EXPENSE. Total interest expense increased by $2.9 million, or 9.1%, from $31.9 million for the year ended December 31, 1995 to $34.8 million for the year ended December 31, 1996. The increase is attributable to a $79.9 million increase in interest bearing liabilities offset by a 47 basis point decline in interest costs.

Total interest expense increased by $14.4 million, or 82.3%, from $17.5 million for the year ended December 31, 1994 to $31.9 million for the year ended December 31, 1995 as the Company funded its growth with both deposits and borrowings. The increase in total interest expense was primarily attributable to a $186.6 million increase in interest bearing liabilities. The increase in total interest expense reflects a $7.3 million increase and a $6.3 million decrease in expenses relating to deposits and other borrowings, respectively.

PROVISION FOR LOAN LOSSES. The provision for loan losses is the annual cost of providing an allowance or reserve for anticipated future losses on the loan portfolio. The allowance reflects management's judgment as to the level considered appropriate to absorb such losses based upon a review of factors including delinquent loan trends, historical loss experience, economic conditions, loan portfolio mix and the Company's internal credit review process.

     Total provisions for loan losses decreased by $800,000, or 47.1% from $1.7 million for the year ended December 31, 1995 to $919,000 for the year ended December 31, 1996. The decrease in loan loss provisions is attributable to the Company's acquisition of several pools of credit enhanced mortgage loans which have correspondingly lower anticipated losses as compared to the product purchased in 1995. The net loan portfolio at December 31, 1996 includes four pools of credit enhanced one-to-four family mortgage loans, totaling $53.2 million. Two of these pools, totaling $33.5 million, have a credit reserve from the seller equal to 2.3% of the unpaid principal balance at the time of purchase available to offset any losses. One pool, totaling $11.7 million, has an indemnification whereby the seller must repurchase any loan that becomes more than four payments past due at any time during the life of the loan. The final pool of loans, totaling $8.0 million, has a credit reserve from the seller equal to approximately 10.0% of the unpaid principal balance at the time of acquisition. Since the available credit enhancement associated with these loans exceeds the expected potential losses, the provision for loan losses declined during 1996.

     Management considers many factors in determining the required levels of loan loss reserves, including a detailed analysis of specific loans in the portfolio, known and inherent risk in the portfolio, estimated value of the underlying collateral, assessment of general trends in the real estate market, and current and prospective economic and regulatory conditions. The total loan loss allowance at December 31, 1996 and 1995 was $3.0 million and $2.3 million, respectively, which was 0.8% and 0.9%, respectively, of total loans outstanding. Total loan loss allowance as a percentage of total non-performing assets was 26.3% at December 31, 1996 as compared to 43.4% at December 31, 1995. Management believes the allowance for loan losses is adequate at December 31, 1996 to cover potential losses.

     Total provisions for loan losses increased $1.2 million, or 243.9%, from $492,000 for the year ended December 31, 1994 to $1.7 million for the year ended December 31, 1995. The increase in the provision for loan losses reflects management's intent to provide prudent reserves for potential loan losses and for loan acquisitions made during periods of high growth. During the year

------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31,
                                                              ----------------------------------------------------------------------
                                                                1996             1995          1994           1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period                                $ 2,311           $ 989          $ 835           $ 659        $ 531
Loans charged off, net of recoveries:
     Real estate loans:
         One-to four family                                      (273)              -           (338)            (19)        (172)
         Commercial real estate                                     -               -              -               -         (235)
         Land                                                       -               -              -              (1)        (178)
         Construction                                               -               -              -               -          (13)
     Consumer and other:
         Lease financing                                            -               -              -               -         (303)
         Other                                                      -            (400)                           (15)           -
                                                              ----------------------------------------------------------------------
Total charge-offs                                                (273)           (400)          (338)            (35)        (901)
Provision for possible loan losses                                919           1,722            492             211          972
Allowance acquired through purchase                                 -               -              -               -           57
                                                              ----------------------------------------------------------------------
Balance at end of period                                       $2,957          $2,311          $ 989           $ 835        $ 659
                                                              ----------------------------------------------------------------------
Ratio of net  charge-offs to net average
  loans outstanding during the period                            .10%            .14%           .24%             .03%         .88%

ended December 31, 1995, the Company provided specific reserves for several single family homes. In addition, the Company provided general reserves on loan acquisitions of $145.9 million in accordance with the Company's loan loss reserve policy. The total loan loss allowance at December 31, 1995 and 1994 was $2.3 million and $989,000 respectively which was 0.9% and 0.6%, respectively of total loans outstanding. Total loss allowance as a percentage of total non-performing assets was 46.9% at December 31, 1995 as compared to 44.8% at December 31, 1994.

NON-INTEREST INCOME. Total non-interest income declined by $1.0 million, or 26.3%, from $3.8 million for fiscal year 1995 to $2.8 million for fiscal year 1996. Loan fees and service charges increased $756,000 due to fees collected on $2.8 million in purchased mortgage servicing rights. As a result of the newly created loans held for sale category, the Company recognized non-interest income on the prepayments of loans held for sale. In the prior year, this income would have been recognized as interest income. Gains on loans held for sale increased $642,000. Gains on sales of mortgage-backed securities and investments totaled $935,000.

     Total non-interest income increased by $3.6 million from $175,000 for the year ended December 31, 1994 to $3.7 million for the year ended December 31, 1995. In order to take advantage of favorable market conditions, the Company sold six mortgage backed and investment securities held for liquidity purposes, for a $1.4 million gain in 1995. In addition, the Company realized a $2.0 million gain on the sale of two mortgage-backed securities with underlying collateral of one-to-four family dwellings largely as a result of management's ability to analyze, purchase, repackage and sell the undervalued securities. With the significant growth in loan and deposit balances, loan fees and service charges as well as other non-interest income increased to $228,000 offset by a $100,000 loss recorded in connection with the kiting of a deposit. The Company also recognized a $232,000 gain on the sale of a loan.

NON-INTEREST EXPENSES. Total non-interest expenses increased $2.9 million, or 46.8%, from $6.2 million for fiscal year 1995 to $9.1 million for fiscal year 1996. Non-interest expenses are composed of general and administrative expenses and other non-interest expenses. General and administrative expenses increased $2.8 million, or 50.0%, from $5.6 million for the year ended December 31, 1995 to $8.4 million for the year ended December 31, 1996. The increase is primarily attributed to the effect of a one-time $1.7 million assessment to recapitalize the SAIF, a $660,000 increase in compensation, employee benefits and $483,000 in federal insurance premiums and overall administrative costs for a higher deposit base. As in previous years, it is the Company's compensation policy to pay a combination of salary and incentive based compensation consisting of bonuses tied to the overall Company's performance and individual performances consistent with the improved performance of the Company net of SAIF assessment, bonuses increased to $1.1 million for 1996 from $775,000 for 1995. Bonuses were $1.1 million and $745,000 for the year ended December 31, 1996 and 1995, respectively. General and administrative expenses net of bonuses and the SAIF assessment as a percentage of total assets was 0.86% and 0.87% for the years ended December 31, 1996 and 1995, respectively. General and administrative expenses net of the SAIF assessment as a percentage of total assets was 1.03% and 1.00% for the years ended December 31, 1996 and 1995, respectively. Other non-interest expense increased $21,000, or 3.1%, from $679,000 at December 31, 1995 to $700,000 at December 31, 1996. The slight increase is attributable to a $213,000 increase in amortization of purchased mortgage servicing rights offset by a $192,000 decline in real estate owned expenses.

     Total non-interest expenses increased $2.6 million, or 70.7%, from $3.6 million for the year ended December 31, 1994 to $6.2 million for the year ended December 31, 1995. General and administrative expenses increased $2.1 million, or 58.7%, from $3.5 million for the year ended December 31, 1994 to $5.6 million for the year ended December 31, 1995. This increase reflects increased expenses for professional services and other general and administrative expenses related to the significant growth in loan and deposit balances as well as a $762,000 increase in compensation and employee benefits, a $189,000 increase in federal insurance premiums due to a higher deposit base and a $40,000 increase in office occupancy. The Company incurred $300,000 for a marketing campaign which management believes will ultimately enhance franchise value. General and administrative expenses net of bonuses as a percentage of total assets was 0.87% and 0.78% for the years ended December 31, 1995 and 1994, respectively. General and administrative expenses as a percentage of assets was 1.00% and 0.82% for the years ended December 31, 1995 and 1994, respectively. Other non-interest expenses increased by $526,000, or 343.8%, from $153,000 for the year ended December 31, 1994 to $679,000 for the year ended December 31, 1995. The increase was primarily due to a $210,000 loss on the sale of a one-to-four family property sold in conjunction with the unwinding of an unrated mortgage security and $122,000 amortization of purchased mortgage servicing rights.

INCOME TAX EXPENSE. Income tax expense is computed upon, and generally varies proportionally with, earnings before income tax expense adjusted for non-taxable income and non-deductible expense.

     The effective tax rate for the year ended December 31, 1996 was 31.9% compared to 37.9% for 1995. The income tax expense for the year ended December 31, 1996 was $1.2 million as compared with $1.7 million for the year ended December 31, 1995. The effective tax rate decreased largely as a result of a decline in general loan provisions which are non-deductible for federal income tax purposes.

     The effective tax rate for 1995 was 37.9% as compared to 25.2% for 1994. The income tax expense for the year ended December 31, 1995 was $1.7 million, as compared with $182,000 for the year ended December 31, 1994. The Company's effective tax rate exceeded the statutory federal income tax rate of 34% due primarily to the non-deductibility for federal income tax purposes of goodwill amortization and state taxes.

IMPACT OF INFLATION AND CHANGING PRICES

     Since interest rates and inflation rates do not always move in concert, the effect of inflation on financial institutions may not necessarily be the same as on other businesses. A bank's asset and liability structure differs significantly from that of industrial companies in that virtually all assets and liabilities are of a monetary nature. Management believes that the impact of inflation on financial results depends upon the Company's ability to manage interest rate sensitivity and, by such management, reduce the inflationary impact upon performance. Interest rates do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services. As discussed above, management seeks to manage the relationship between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

NEW ACCOUNTING STANDARDS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It also establishes criteria for the recognition of either a servicing asset or servicing liability for servicing contracts to service financial assets. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company believes the adoption of the new standard, effective January 1, 1997, did not have a material impact on its financial position or results of operations.

     In December 1996, the FASB issued SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of SFAS 125" which amends the previously issued SFAS No. 125 and deferred implementation of the standards enumerated in SFAS No. 125 for repurchase agreements and dollar rolls, securities lending and similar transactions to transfers of financial assets that occur after December 31, 1997.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 1996 and 1995

-------------------------------------------------------------------------------------------------------
(Dollars  in thousands)                                                         1996             1995
-------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                 $    3,259       $    8,965
Investment securities available-for-sale                                      78,826           40,058
Mortgage-backed securities available-for-sale                                184,743          234,385
Loans receivable, net                                                        185,757          248,492
Loans receivable held for sale                                               166,064               --
Other assets                                                                  29,316           22,043
                                                                         ----------------------------
     Total assets                                                            647,965          553,943
                                                                         ----------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                     390,486          306,500
Advances from the Federal Home Loan Bank of Atlanta                          144,800          105,500
Securities sold under agreements to repurchase                                57,581           93,905
Subordinated debt, net of original issue discount                             16,586           16,496
Other liabilities                                                             13,854            9,977
                                                                         ----------------------------
     Total liabilities                                                       623,307          532,378
                                                                         ----------------------------

Commitments and contingencies                                                     --               --

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value, 3,500,000 shares authorized;
  2,049,500 issued and outstanding at December 31,1996 and 1995                   20               20
Additional paid-in capital                                                    14,637           14,637
Retained earnings                                                              7,905            5,353
Unrealized gain (loss) on securities available for sale,  net of tax           2,096            1,555
                                                                         ----------------------------
     Total stockholders' equity                                               24,658           21,565
                                                                         ----------------------------
     Total liabilities and stockholders' equity                             $647,965         $553,943
                                                                         ----------------------------


See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended  December 31, 1996, 1995 and 1994

----------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                          1996           1995          1994
----------------------------------------------------------------------------------------------------------
Interest income:
     Mortgage loans and other loans                                 $23,089       $ 17,726       $10,813
     Mortgage-backed and related securities                          17,955         20,205         9,973
     Investment securities                                            4,690          2,347         1,290
     Other                                                               66            233           132
                                                                    -------------------------------------
         Total interest income                                       45,800         40,511        22,208
                                                                    -------------------------------------
Interest expense:
     Deposits                                                        21,357         17,033         9,727
     Advances from the Federal Home Loan Bank of Atlanta              6,689          5,985         4,278
     Reverse repurchase agreements                                    4,569          6,839         2,281
     Subordinated debt                                                2,200          2,089         1,227
                                                                    -------------------------------------
         Total interest expense                                      34,815         31,946        17,513
                                                                    -------------------------------------
              Net interest income                                    10,985          8,565         4,695
     Provision for loan losses                                          919          1,722           492
                                                                    -------------------------------------
              Net interest income after provision for loan losses    10,066          6,843         4,203
                                                                    -------------------------------------
Non-interest income:
     Gain on sale of securities                                         935          3,412           118
     Gain on sale of loans                                              874            232            --
     Fees, service charges, and other                                   947            133            57
                                                                    -------------------------------------
              Total non-interest income                               2,756          3,777           175
Non-interest expenses:
     General and administrative expenses:
         Compensation and employee benefits                           3,690          3,030         1,807
         SAIF assessment                                              1,671             --            --
         Other                                                        3,014          2,531         1,696
                                                                    -------------------------------------
         Total general and administrative expenses                    8,375          5,561         3,503
     Other non-interest expenses:
         Net operating cost of real estate acquired through
           foreclosure                                                  238            430           (13)
         Amortization of goodwill and other intangibles                 462            249           166
                                                                    -------------------------------------
         Total other non-interest expenses                              700            679           153
                                                                    -------------------------------------
         Total non-interest expenses                                  9,075          6,240         3,656
                                                                    -------------------------------------
              Income before income tax expense                        3,747          4,380           722
              Income tax expense                                      1,195          1,660           182
                                                                    -------------------------------------
              Net income                                            $ 2,552       $  2,720      $    540
                                                                    -------------------------------------
Earning per share
     Primary                                                        $  1.12       $   1.33      $   0.31
                                                                    -------------------------------------
     Fully diluted                                                  $  1.09       $   1.33      $   0.31
                                                                    -------------------------------------


See accompanying notes to consolidated financial statements.

CONSOLIDATED  STATEMENTS OF CHANGES IN STOCKHOLDERS'  EQUITY

For the years ended December 31, 1996, 1995 and 1994

-------------------------------------------------------------------------------------------------------------------
                                                                                           UNREALIZED
                                                                                          GAINS (LOSSES)
                                                ADDITIONAL                                ON AVAILABLE-
                                    PREFERRED       COMMON       PAID-IN       RETAINED     FOR-SALE
(Dollars in thousands)                  STOCK        STOCK       CAPITAL       EARNINGS    SECURITIES       TOTAL
-------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993            $ 3         $10        $  9,488        $2,591       $   286      $12,378
Dividends Paid ($0.38/share)              --          --              --          (498)           --         (498)
Stock conversion                          (3)          3              --            --            --           --
Sale of 750,000 shares
of common stock                           --           7           5,149            --            --        5,156
Net Income for the year ended
  December 31, 1994                       --          --              --           540            --          540
Unrealized Loss on Available-for-
  Sale securities, net of tax effect      --          --              --            --          (548)        (548)
                                      -----------------------------------------------------------------------------
Balances at December 31, 1994            $--         $20         $14,637        $2,633        $ (262)     $17,028
Net Income for the year ended
  December 31, 1995                       --          --              --         2,720            --        2,720
Unrealized Gain on Available-for-
  Sale securities, net of tax effect      --          --              --            --         1,817        1,817
                                      -----------------------------------------------------------------------------
Balances at December 31, 1995            $--         $20         $14,637        $5,353        $1,555      $21,565
Net Income for the year ended
  December 31, 1996                       --          --              --         2,552            --        2,552
Unrealized Gain on Available-for-
  Sale securities, net of tax effect      --          --              --            --           541          541
                                      -----------------------------------------------------------------------------
Balances at December 31, 1996             $--        $20         $14,637        $7,905        $2,096      $24,658
                                      =============================================================================


See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended  December  31, 1996, 1995 and 1994

-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                          1996           1995         1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                               $     2,552   $      2,720  $        540
Adjustments to reconcile net income to net cash provided
     by operating activities:
         Equity in undistributed earnings of subsidiaries                        274             --            --

         Provision for loan losses                                               919          1,722           492
         Provision for losses on foreclosed real estate                           78            213            22
         Other gains and losses, net                                          (1,011)          (153)          (95)
         Proceeds from sales of loans held for sale                           27,865             --            --
         Originations and purchases of loans held for sale                   (91,943)            --            --
         Net realized gains on available-for-sale securities and
            loans held for sale                                                 (935)        (3,412)         (145)
         Increase in accrued interest receivable                              (2,220)        (4,954)       (2,919)
         Increase in other assets                                             (2,433)           (80)       (3,621)
         Interest credited to deposits                                        21,361         17,033         7,473
         Increase in accrued expenses and other liabilities                    4,636          2,134         1,960
         Depreciation and amortization                                        (1,516)        (2,153)         (770)
         Deferred income taxes                                                (1,130)            --            --
                                                                ---------------------------------------------------
     Net cash (used in) provided by operating activities                     (43,503)        13,070         2,937
                                                                ---------------------------------------------------
     Cash flows from investing activities:
         Net increase in loans                                               (90,717)       (98,439)      (27,722)
         Equity investments in subsidiaries                                   (2,359)            --            --
         Purchases of available-for-sale securities                         (356,882)      (122,785)     (184,678)
         Proceeds from sale of available-for-sale securities                 220,293         71,084         7,977
         Proceeds from maturities of and principal payment
            on available-for-sale securities                                 201,547         39,646            --
         Net purchases of premises and equipment                                (842)          (537)         (279)
         Net expenditures on foreclosed real estate                               --
         Proceeds from sale of foreclosed real estate                          1,156             --           750
                                                                ---------------------------------------------------
     Net cash used in investing activities                                   (27,804)      (111,031)     (203,952)
                                                                ---------------------------------------------------

     Cash flows from financing activities:
         Net increase in non-interest bearing demands, savings,
            and NOW deposit accounts                                          62,625         77,056        91,806
         Increase in advances from FHLB                                      273,500         59,000       207,000
         Payments on advances from FHLB                                     (234,200)       (49,500)     (172,000)
         Net  increase in securities sold under agreements to repurchase     (36,324)        14,292        49,971
         Net increase in other borrowed funds                                     --             --        16,390
         Increase in common stock and additional paid in capital                  --             --         5,157
         Dividends paid on common and preferred stock                             --             --          (498)
                                                                ---------------------------------------------------
     Net cash provided by financing activities                                65,601        100,848       197,826
                                                                ===================================================
     Net increase (decrease) in cash and cash equivalents                     (5,706)         2,887        (3,189)
     Cash and cash equivalents at beginning of period                          8,965          6,078         9,267
                                                                ---------------------------------------------------
     Cash and cash equivalents at end of period                           $    3,259    $     8,965   $     6,078
                                                                ===================================================

-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                          1996           1995         1994
-------------------------------------------------------------------------------------------------------------------

     Supplemental information:
     Interest paid on deposits and borrowed funds                            $32,660        $29,852       $15,728
     Income taxes paid                                                           972            950           239
     Gross unrealized gain (loss) on marketable securities
      available-for-sale                                                       3,512          2,590          (889)
     Tax effect of gain (loss) on available-for-sale securities                1,416          1,036          (341)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     TeleBanc Financial Corporation ("TeleBanc" or the "Company") is a savings and loan holding company organized under the laws of Delaware in 1994. The primary business of the Company is the activities conducted by TeleBank (the "Bank"), formerly known as Metropolitan Bank for Savings, F.S.B. The Bank is a federally chartered savings bank, which provides deposit accounts insured by the Federal Deposit Insurance Corporation ("FDIC") to customers nationwide.
     During the second quarter of 1996, the Bank, through its wholly owned subsidiary TeleBanc Servicing Corporation ("TSC"), funded 50% of the capital commitment for a new entity, AGT Mortgage Services, LLC ("AGT"). AGT services performing loans and administers workouts for troubled or defaulted loans for a fee.
     The Bank also provided, in the second quarter of 1996, 50% of the capital commitment for an additional new entity, AGT PRA, LLC ("AGT PRA"). The primary business of AGT PRA is its investment in Portfolio Recovery Associates, LLC ("PRA"). PRA acquires and collects delinquent consumer debt obligations for its own portfolio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of TeleBank and TSC, a wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation. In March, 1994, TeleBanc became the direct savings and loan holding company parent of the Bank. Accordingly, all financial data as of and for periods subsequent to March, 1994 represent the consolidated financial data of TeleBanc.

     The Bank's total investment for the period ended December 31, 1996 through TSC in AGT was $500,000. As of December 31, 1996 the Bank's equity investment in AGT was $428,000 and total assets of AGT were $2.0 million. The investment in AGT through TSC is accounted for under the equity method.

     The Bank's total investment for the period ended December, 1996 through TSC in AGT PRA was $1.9 million. As of December 31, 1996 the Bank's equity investment in AGT PRA was $1.6 million and total assets of AGT PRA were $2.0 million. The investment in AGT PRA is accounted for under the equity method.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates for which a change is reasonably possible in the near-term relate to the determination of the allowance for loan losses, the fair value of investments and mortgage-backed securities available-for-sale, loan receivables held for sale, and the valuation of real estate acquired in connection with foreclosures.

     In addition, the regulatory agencies which supervise the financial services industry periodically review the Bank's allowance for losses on loans. This review, which is an integral part of their examination process, may result in additions to the allowance for loan losses based on judgments with regard to available information provided at the time of their examinations.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are composed of interest-bearing deposits, certificates of deposit, funds due from banks, and federal funds sold with original maturities of three months or less.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

     The Company generally classifies its debt and marketable equity securities in one of three categories: held-to-maturity, trading, or available-for-sale. On December 15, 1995, the Company reclassified the entire held-to-maturity investment and mortgage-backed securities portfolios as available-for-sale.

     Held-to-maturity securities are those securities that the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities purchased for trading are carried at market value with the corresponding unrealized gains and losses being recognized by credits or charges to income. The Company had no assets classified as trading securities at December 31, 1996 and 1995. All other securities not included in held-to-maturity or trading are classified as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized gains and losses on available-for-sale securities, net of the related tax effects, are reported as a separate component of stockholders' equity until realized.

     A decline in market value of any held-to-maturity or available-for-sale asset below its cost, that is deemed other than temporary, is charged to earnings, resulting in the establishment of a new cost basis for the asset. Transfers of securities into the available-for-sale category are recorded at fair value at the date of the transfer. Any unrealized gain or loss at the date of transfer is recognized as a separate component of stockholders' equity, net of tax effect.

     Premiums and discounts on securities are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and trading are included in earnings and are derived using the specific identification method for determining the cost of the security sold.

LOANS HELD FOR SALE

     Mortgages acquired by the Company and intended for sale in the secondary market are carried at lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by a charge to income. The market value of these mortgage loans is determined by obtaining market quotes for loans with similar characteristics. As of December 31, 1996, no valuation allowance was recognized.

LOANS RECEIVABLE

     Loans receivable consists of mortgages that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off and are carried at amortized cost adjusted for charge-offs, the allowance for loan losses, any deferred fees or costs on purchased or originated loans, and unamortized premiums or discounts on purchased loans.

     The loan portfolio is reviewed by the Company's management to set provisions for estimated losses on loans which are charged to earnings in the current period. In this review, particular attention is paid to delinquent loans and loans in the process of foreclosure. The allowance and provision for loan losses are based on several factors, including continuing examinations and appraisals of the loan portfolio by management, examinations by supervisory authorities, continuing reviews of problem loans and overall portfolio quality, analytical reviews of loan loss experience in relation to outstanding loans, and management's judgment with respect to economic conditions and its impact on the loan portfolio.

NONPERFORMING/UNDERPERFORMING ASSETS

     Nonperforming/underperforming assets consist of loans for which interest is no longer being accrued, loans which have been restructured in order to afford the Company a better opportunity to collect amounts due on the loan, real estate acquired through foreclosure and real estate upon which deeds in lieu of foreclosure have been accepted. Interest previously accrued but not collected on nonaccrual loans is reversed against current income when a loan is placed on nonaccrual status. Accretion of deferred fees is discontinued for nonaccrual loans. All loans past due ninety days, as well as other loans considered uncollectible, are placed on non-accrual status. Interest received on nonaccrual loans is recognized as interest income or, when it is doubtful that full payment will be collected, interest received is applied to principal. Loans delinquent more than ninety days are considered impaired by management and accounted for in accordance with SFAS No.114.

DEPOSITS ACQUISITIONS

     On May 2,  1996,  TeleBanc  entered  into an  agreement  to assume  certain deposit liabilities with First Commonwealth Savings Bank FSB ("First Commonwealth"), First Commonwealth Financial Corp., and John York, Jr. Pursuant to this agreement, TeleBanc assumed certain brokered and telephone solicited deposit accounts of First Commonwealth, which deposits had a current balance of approximately $53.1 million as of April 30, 1996. In the deposit assumption, First Commonwealth paid TeleBanc the amount of the deposit liabilities assumed, plus the amount of the deposit liabilities (less certain renewals) multiplied by
0.25 percent.

LOAN AND COMMITMENT FEES, DISCOUNTS AND PREMIUMS

     Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized into interest income using the interest method over the contractual life of the loans. Premiums and discounts on loans receivable are amortized or accreted, respectively, into income using the interest method over the remaining period to contractual maturity and adjusted for anticipated prepayments. Premiums and discounts on loans held for sale are not amortized or accreted, respectively. The premium or discount is recognized as part of the loss or gain upon sale.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE AND HELD FOR SALE

     Real estate properties acquired through foreclosure and held for sale are recorded at fair value less estimated selling costs at acquisition. Fair value is determined by appraisal or other appropriate method of valuation. Losses estimated at the time of acquisition are charged to the allowance for loan losses. Valuations are periodically performed by management and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its estimated fair value less selling costs.

DEFERRED FINANCING COSTS

     Deferred financing costs related to the issuance of the subordinated notes in May and June 1994 have been capitalized and are being amortized using the interest method over the life of the subordinated notes.

INCOME TAXES

     Effective January 1, 1993, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

FINANCIAL INSTRUMENTS

     Interest rate swaps and caps are used by the Company in the management of its interest-rate risk. The Company is generally exposed to rising interest rates because of the nature of the repricing of rate-sensitive assets as compared with rate-sensitive liabilities. The objective of these financial instruments is to match estimated repricing periods of rate-sensitive assets and liabilities to reduce interest rate exposure. These instruments are used only to hedge specific assets and liabilities, and are not used for speculative purposes.

     The net interest received or paid on these contracts is treated as an adjustment to the interest expense related to the hedged obligations in the period in which such amounts are due. Premiums and fees associated with interest rate caps are amortized to interest expense on a straight-line basis over the lives of the contracts.

OTHER ASSETS

     Other assets include purchased loan servicing rights, premiums paid on interest rate caps, and prepaid assets.

     AGT services the loans underlying these servicing rights. The cost of the loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing income. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on mortgage product types. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value in aggregate. As of December 31, 1996, no valuation allowance was recognized.

EARNINGS PER SHARE

     Earnings per share is computed by dividing adjusted net income by the total of the weighted average number of common and preferred shares outstanding during the respective period. The Company utilizes the modified treasury stock method to calculate the weighted average number of common share equivalents, as the exercise of all warrants and options potentially exercisable could result in a greater than 20% increase in the number of shares outstanding. The calculation requires that total proceeds from the exercise of warrants and options are applied first to the repurchase of outstanding common shares up to a 20% limit and second to the reduction of existing short-term or long-term debt and the purchase of securities or commercial paper. The weighted average number of common share equivalents outstanding in the calculation of primary earnings per share was 2,316,616, 2,068,597, and 1,748,934 in 1996, 1995 and 1994,
respectively, after giving retroactive effect to a 100 for 1 stock split consummated in March, 1994. The fully diluted earnings per share includes all potentially dilutive shares such as employee stock option plan shares, warrants and options. In addition, for purposes of determining fully diluted earnings per share, purchases of common stock made from proceeds of the exercise of options were assumed to have been made at the higher year-end price.

RECLASSIFICATIONS

     Certain reclassifications of the 1995 and 1994 financial statements have been made to conform to the 1996 presentation.

NEW ACCOUNTING STANDARDS

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It also establishes criteria for the recognition of either a servicing asset or servicing liability for servicing contracts to service financial assets. This standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Company believes the adoption of the new standard, effective January 1, 1997, did not have a material impact on its financial position or results of operations.

     In December 1996, the FASB issued SFAS No. 127 -"Deferral of the Effective Date of Certain Provisions of SFAS No. 125", which amends the previously issued SFAS No. 125 and deferred implementation of the standards enumerated in SFAS No. 125 for repurchase agreements, dollar rolls, securities lending, and similar transactions to transfers of financial assets that occur after December 31, 1997.

3. CAPITAL REQUIREMENTS AND SUPERVISORY AGREEMENTS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are presented in the table below ($ in thousands):


                                                                      For Capital
                                                                       Adequacy
                                    Actual                             Purposes:
                                    ------                             ---------
                              Amount      Ratio              Amount               Ratio
                              ------      -----             ------                -----
As of December 31, 1996:
Total Capital (to risk
   weighted assets)            $34,104    10.41%    greater than   $26,205   greater than 8.0%
   Tier I Capital (to risk
   weighted assets)            $31,726     9.69%    greater than   $13,102   greater than 4.0%
Tier I Capital (to
   average assets)             $31,726     5.08%    greater than   $24,999   greater than 4.0%
Tangible                       $31,711     5.07%    greater than   $ 9,374   greater than 1.5%

As of December 31, 1995:
Total Capital (to risk
   weighted Assets)            $30,680    11.74%    greater than   $20,899   greater than 8.0%
Tier I Capital (to risk
   weighted assets)            $28,944    11.08%    greater than   $10,450   greater than 4.0%
Tier 1 Capital (to average
   total assets)               $28,944     5.31%    greater than   $21,798   greater than 4.0%
Tangible                       $29,201     5.36%    greater than   $ 8,178   greater than 1.5%

                                               To Be Well
                                            Capitalized Under
                                            Prompt Corrective
                                            Action Provisions:
                                            ------------------
                                        Amount                Ratio
                                        ------                -----
As of December 31, 1996:
Total Capital (to risk
   weighted assets)              greater than $32,756    greater than 10.0%
   Tier I Capital (to risk
   weighted assets)              greater than $19,654    greater than  6.0%
Tier I Capital (to
   average assets)               greater than $31,248    greater than  5.0%
Tangible                                          N/A                  --

As of December 31, 1995:
Total Capital (to risk
   weighted Assets)              greater than $26,264    greater than 10.0%
Tier I Capital (to risk
   weighted assets)              greater than $15,674    greater than 6.0%
Tier 1 Capital (to average
   total assets)                 greater than $27,261    greater than 5.0%
Tangible                                          N/A                 --

     On August 8, 1996, the OTS terminated the May 1993 Supervisory Agreement with TeleBank subsequent to the completion of a full scope safety and soundness examination of the Bank.

4. Investment Securities

     The  cost  basis  and  estimated  fair  values  of  investment   securities
available-for-sale at December 31, 1996 and 1995, by contractual maturity, are shown below (in thousands):

                                                          GROSS            GROSS
                                        AMORTIZED         UNREALIZED       UNREALIZED           ESTIMATED
                                        COST              GAINS            LOSSES              FAIR VALUES
                                        ----              -----            ------              -----------
1996:
Due within one year:
     Repurchase Agreement               $  1,730          $    --           $     --              $  1,730
     Margin Account                           18               --                 --                    18
Due within one to five years:
     Corporate Debt                        2,000               --                (10)                1,990
     Agency Notes                            988                1                 --                   989
     Municipal Bonds                         565                3                 --                   568
     Certificate of Deposit                  499               --                 --                   499
Due within five to ten years:
     Corporate Debt                        7,436               61                 --                 7,497
     Municipal Bonds                       3,560               27                 --                 3,587
Due after ten years:
     Agency Notes                         30,151              132                 --                30,283
     Equities                             14,011              220                 --                14,231
     Corporate Debt                       13,089              994                 --                14,083
     Municipal Bonds                       3,200              151                 --                 3,351
                                        --------          -------           --------              --------
                                         $77,247          $ 1,589           $    (10)             $ 78,826
                                        ========          =======           ========              ========
1995:
Due within one year:
     Agency Notes                        $ 3,359          $    --           $     --              $  3,359
Due within one to five years:
     Municipal Bonds                       2,946               15                 --                 2,961
Due within five to ten years:
     Corporate Debt                        6,162               79                 --                 6,241
     Municipal Bonds                       5,942               74                 --                 6,016
Due after ten years:
     Corporate Debt                       16,688            1,058                 --                17,746
Municipal Bonds                            3,472              263                 --                 3,735
                                        --------          -------           --------              --------
                                        $ 38,569          $ 1,489           $     --              $ 40,058
                                        ========          =======           ========              ========

     The proceeds from sale, gross realized gains and losses on investment securities available for sale that were sold in 1996 were $25.1 million, $311,000 and $153,000, respectively. The proceeds from sale, gross realized gains and losses on investment securities available for sale that were sold in 1995 were $24.1 million, $1.1 million, and $52,000, respectively.

5. MORTGAGE-BACKED AND RELATED SECURITIES

     Mortgage-backed and related securities represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuers of the securities. The Company has also invested in collateralized mortgage obligations ("CMOs") which are securities issued by special purpose entities generally collateralized by pools of mortgage-backed securities. The Company's CMOs are senior tranches collateralized by federal agency securities or whole loans. The fair value of mortgage-backed and related securities fluctuate according to current interest rate conditions and prepayments. Fair value is estimated using quoted market prices. For illiquid securities, market prices are estimated by obtaining market price quotes on similar liquid securities and adjusting the price to reflect differences between the two securities, such as credit risk, liquidity, term, coupon, payment characteristics, and other information.

     The amortized cost basis and estimated fair values of mortgage-backed securities available-for-sale at December 31, 1996 and 1995, by contractual maturity, are shown as follows (in thousands):

                                              GROSS        GROSS
                                 AMORTIZED  UNREALIZED   UNREALIZED  ESTIMATED
                                   COST       GAINS        LOSSES    FAIR VALUES
                                 ---------  ----------   ----------  -----------
1996:
Due within one to five years:
     Private issuer              $   4,172   $     --    $     (56)   $   4,116
Due within five to ten years:
     Private issuer                  8,262         75           --        8,337
     Collateralized mortgage
         obligations                   371         --           (3)         368
Due after ten years:
     Private issuer                132,791      1,367           --      134,158
     Collateralized mortgage
         obligations                24,896        461           --       25,357
     Agency certificates            12,310         97           --       12,407

                                 $ 182,802   $  2,000    $     (59)   $ 184,743
1995:
Due within one to five years:
     Private issuer              $   2,546   $     --    $     (15)   $   2,531
     Agency certificates             9,594         62           --        9,656
Due within five to ten years:
     Private issuer                  5,993         --         (111)       5,882
     Agency certificates             3,085         --           (6)       3,079
Due after ten years:
     Private issuer                181,481        260           --      181,741
     Agency certificates            22,252        686           --       22,938
     Collaterlized mortgage
         obligations                 8,325        233           --        8,558

                                 $ 233,276   $  1,241    $    (132)   $ 234,385

     At  December  31,  1996  and  1995,   $61.4  million  and  $108.5   million
respectively, of private issuer mortgage-backed securities were pledged as collateral for reverse repurchase agreements.

     The proceeds from sale, gross realized gains and losses on mortgage-backed securities available for sale that were sold in 1996 were $185.2 million, $1.4 million and $707,000, respectively. The proceeds from sale and, gross realized gains and losses on mortgage-backed securities available for sale that were sold in 1995 were $39.7 million, $1.6 million and $3,000, respectively.

6. LOANS RECEIVABLE

     Loans receivable at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                                           1996          1995
                                                        ---------     ---------
First mortgage loans (principally conventional):
     Secured by one-to-four family residences           $ 359,563     $ 254,678
     Secured by commercial real estate                      4,017         4,553
     Secured by mixed-use property                          1,180         1,792
     Secured by five or more dwelling units                 1,516         1,286
     Secured by land                                          781           384
                                                          367,057     $ 262,693
Less:
     Net deferred loan origination fees                       (42)          (42)
     Unamortized discounts, net                           (13,750)      (14,129)
Total first mortgage loans                                353,265       248,522
Other loans:
     Home equity and second  mortgage loans                 1,208         2,202
     Other                                                    305            79
                                                          354,778       250,803
Less: allowance for loan losses                            (2,957)       (2,311)
Net loans receivable                                    $ 351,821     $ 248,492

     The mortgage  loans are located  primarily in New York,  California and New
Jersey  according  to  the  following   percentages  29.2%,   13.9%,  and  9.9%,
respectively.

     Mortgage loans for which the company owns the servicing rights are serviced by AGT for a fee. The unpaid principal balance of mortgage loans owned by the Company but serviced by companies other than AGT was $203,852,788 and $103,349,000 at December 31, 1996 and 1995, respectively.

     Loans past due ninety days or more, and therefore on non-accrual status at December 31, 1996 and 1995, are summarized as follows (in thousands):

                                                          1996      1995
                                                          ----      ----
First mortgage loans:
     Secured by one-to-four family residences          $ 8,979   $ 4,526
     Secured by commercial real estate                   1,217       261
Home equity and second mortgage loans                       54       136
Total                                                  $10,250   $ 4,923

     The interest accrual balance for each loan that enters non-accrual is reversed from income. If all nonperforming loans had been performing during 1996, 1995 and 1994, the Bank would have recorded $789,000, $365,000, and
$113,000, respectively, in additional interest income. There were no commitments to lend additional funds to these borrowers as of December 31, 1996 and 1995.

     Activity in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994 is summarized as follows (in thousands):

                                             1996          1995          1994
                                             ----          ----          ----
Balance, beginning of the year              $ 2,311       $   989       $   835
Provision for loan losses                       919         1,722           492
Charge-offs, net                               (273)         (400)         (338)
Balance, end of year                        $ 2,957       $ 2,311       $   989

     According to SFAS No. 114, a loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The term "all amounts due" includes both the contractual interest and principal payments of a loan as scheduled in the loan agreement. The Company has determined that once a loan becomes 90 or more days past due, collection of all amounts due is no longer probable and is therefore considered impaired. The amount of impairment is measured based upon the fair value of the underlying collateral and is reflected through the creation of a valuation allowance.

     The table below presents impaired loans as of December 31, 1996 and 1995:

                                                                                      AMOUNT
                                       TOTAL                    AMOUNT OF           OF RECORDED
                                   RECORDED INVESTMENT          SPECIFIC          INVESTMENT NET OF
DESCRIPTION OF LOANS                IN IMPAIRED LOANS           RESERVES          SPECIFIC RESERVES
--------------------                -----------------           --------          -----------------
1996:
Impaired loans:
Commercial real estate                      $  1,217            $    318               $   899
One-to-four family                             9,033               1,492                 7,541
Total                                       $ 10,250            $  1,810               $ 8,440

Restructured loans:
Commercial real estate                      $    251            $      8               $   243
One-to-four family                               184                   0                   184
Total                                       $    435            $      8               $   427

1995:
Impaired loans:
Commercial real estate                      $    261            $    222               $    39
One-to four family                             4,662               1,070                 3,592
Total                                       $  4,923            $  1,292               $ 3,631

Restructured loans:
Commercial real estate                      $    255            $     38               $   217
One-to-four family                               110                  26                    84
Total                                       $    365            $     64               $   301

         The average recorded investment in impaired loans for the year ended December 31, 1996 and 1995 was $2.5 million and $1.8 million, respectively. The related amount of interest income the Company would recognize as additional interest income for the years ended December 31, 1996, 1995 and 1994 was $789,000, $365,000 and $113,000, respectively. The Company's charge-off policy for impaired loans is consistent with its charge-off policy for other loans; impaired loans are charged-off when, in the opinion of management, all principal and interest due on the impaired loan will not be fully collected. Consistent with the Company's method for non-accrual loans, interest received on impaired loans is recognized as interest income, or when it is doubtful that full payment will be collected, interest received is applied to principle.

7. REAL ESTATE ACQUIRED THROUGH FORECLOSURE

     Real estate acquired through foreclosure at December 31, 1996 was $1.3 million, less the allowance for loan losses of $65,000, resulting in a net balance of $1.2 million. The real estate acquired through foreclosure at December 31, 1995 was $1.0 million, less the allowance for loan losses of $213,000, resulting in a net balance of $787,000.

     Activity in the allowance for real estate losses for the years ended December 31, 1996, 1995, and 1994 is summarized as follows (in thousands):

                                                   1996        1995        1994
                                                   ----        ----        ----
Balance, beginning of year                        $ 213       $  92       $ 221
Provision for real estate losses                     77         256          22
Charge-offs                                        (225)       (135)       (151)
Balance, end of year                              $  65       $ 213       $  92

8. LOANS SERVICED FOR OTHERS

     Mortgage loans serviced by AGT for others are not included in the accompanying consolidated statements of financial condition because the related loans are not owned by the Company or any of its subsidiaries. The unpaid principal balances of these loans at December 31, 1996 and 1995 are summarized as follows (in thousands):
                                                                1996        1995
                                                                ----        ----
Mortgage loans underlying pass-through securities:
     Federal Home Loan Mortgage Corporation $                  2,843     $ 3,574
     Federal National Mortgage Association                    11,548       5,307
     Subtotal                                                $14,391       8,881
Mortgage loan portfolio serviced for:
     Other investors                                          31,465       9,315
Total                                                        $45,856     $18,196

     Custodial escrow balances held in connection with the fore-going loans serviced were approximately $84,422 and $168,000 at December 31, 1996 and 1995, respectively.

     In August 1995, the Bank purchased a loan secured by mortgage servicing rights that were owned by an affiliate for $2.5 million. The loan was paid off in October 1995 in conjunction with the Bank's purchase of the underlying servicing rights for $3.3 million. Purchased mortgage servicing rights of $2.8 million and $3.3 million as of December 31, 1996 and 1995, respectively are included in other assets.

9. DEPOSITS

     The Bank initiates deposits directly with customers through contact on the phone, the mail, and walk-ins at its headquarters. On May 2, 1996, TeleBanc entered into an agreement to assume certain deposit liabilities with First Commonwealth Savings Bank FSB ("First Commonwealth"), First Commonwealth Financial Corp., and John York, Jr. Pursuant to this agreement, TeleBanc assumed certain brokered and telephone solicited deposits accounts of First Commonwealth, which deposits had a current balance of approximately $53.1 million as of April 30, 1996. In the deposit assumption, First Commonwealth paid TeleBanc the amount of the deposit liabilities assumed, plus the amount of the deposit liabilities (less certain renewals) multiplied by 0.25 percent. Deposits at December 31, 1996 and 1995 are summarized as follows (in thousands):

                                    WEIGHTED
                                    AVERAGE RATE AT
                                    DECEMBER 31                  AMOUNT                PERCENT
                                   ----------------       ------------------      --------------------
                                   1996        1995        1996       1995        1996        1995
                                   ----        ----        ----       ----        ----        ----
Demand accounts,
    non interest-
    bearing                           --%        --%      $    309   $  2,020          --%        0.7%
Money market                        5.10       5.23        109,835     75,732        28.1        24.7
Passbook savings                    3.00       3.00          1,758      1,748         0.5         0.6
Certificates of
    Deposit                         6.28       6.53        278,584    227,000        71.4        74.0
                                                          ---------------------------------------------
    Total                                                 $390,486   $306,500       100.0%      100.0%
                                                          ---------------------------------------------

     Certificates of deposit and money market accounts, classified by rates as of December 31, 1996 and 1995 are as follows (in thousands):

     Amount                               1996                       1995
     ------                               ----                       ----
     0 -   1.99%                       $   5,235                  $      --
     2 -   3.99%                             148                         --
     4 -   5.99%                         210,481                    141,750
     6 -   7.99%                         170,056                    158,375
     8 -   9.99%                           1,709                      1,817
     10 - 11.99%                             790                        790
     Total                             $ 388,419                  $ 302,732

     At December 31, 1996, scheduled maturities of certificates of deposit and money market accounts are as follows (in thousands):

                  LESS THAN
                   ONE YEAR       1-2           2-3           3-4          4-5            5+
                    YEARS        YEARS         YEARS         YEARS        YEARS          YEARS            TOTAL
                    -----        -----         -----         -----        -----          -----            -----
 0 -  1.99%       $   5,235    $      --     $     --      $     --     $      --     $      --         $   5,235
 2 -  3.99%             148           --           --            --            --            --               148
 4 -  5.99%         158,566       36,344       13,459           910         1,161            41           210,481
 6 -  7.99%          64,828       22,325       54,864        12,002        12,626         3,411           170,056
 8 -  9.99%           1,058          543           --            75            --            33             1,709
10 - 11.99%             790           --           --            --            --            --               790
                  $ 230,625    $  59,212     $ 68,323      $ 12,987     $  13,787     $   3,485         $ 388,419

     The aggregate amount of certificates of deposit with denominations greater than or equal to $100,000 was $45.1 million and $20.0 million at December 31, 1996 and 1995, respectively.

     Interest expense on deposits for the years ended December 31, 1996, 1995, and 1994 is summarized as follows (in thousands):

                               1996              1995              1994
                               ----              ----              ----
Money market                $  4,740          $  2,036          $   417
Passbook savings                  59                78               92
Certificates of deposit       16,558            14,919            9,218
Total                       $ 21,357          $ 17,033          $ 9,727

     Accrued interest payable on deposits at December 31, 1996 and 1995 was $667,000 and $452,000, respectively.

10. ADVANCES FROM THE FHLB OF ATLANTA

     Advances to the Bank from the FHLB of Atlanta at December 31, 1996 and 1995 were as follows (dollars in thousands):

                                WEIGHTED                          WEIGHTED
                                AVERAGE                            AVERAGE
MATURITY             1996     INTEREST RATE       1995          INTEREST RATE
--------             ----     -------------       ----          -------------
1996             $       --      5.52%         $  51,000            5.52%
1997                 64,800      5.56             29,500            5.72
1998                 41,000      5.53                 --              --
1999                 39,000      5.60             25,000            5.59
Total            $  144,800      5.56%         $ 105,500            5.59%


     All advances, except for $2.0 million which matured in November of 1996, are floating rate advances and adjust quarterly or semi-annually to the London InterBank Offering Rate ("LIBOR") rate. In 1996 and 1995, the advances were collateralized by a specific lien on mortgage loans in accordance with an "Advances, Specific Collateral Pledge and Security Agreement" with the FHLB of Atlanta, executed September 10, 1980. Under this agreement, the Bank is required to maintain qualified collateral equal to 120 to 160 percent of the Bank's FHLB advances, depending on the collateral type. As of December 31, 1996 and 1995, the Company secured these advances with an assignment of specific mortgage loan collateral from its loan and mortgage-backed security portfolio. These one-to-four family whole first mortgage loans and securities pledged as collateral totaled approximately $186.1 million and $140.2 million at December 31, 1996 and 1995, respectively.

     The Company is required to be a member of the FHLB System and to maintain an investment in the stock of the FHLB of Atlanta at least equal to the greater of 1 percent of the unpaid principal balance of its residential mortgage loans or 1 percent of 30 percent of its total assets or 1/20th of its outstanding advances from the FHLB.

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Information concerning borrowings under fixed and variable rate coupon reverse repurchase agreements is summarized as follows (dollars in thousands):

                                                           1996          1995
                                                           ----          ----
Weighted average balance during the year                 $ 68,920      $ 97,692
Weighted average interest rate during the year               5.77%         6.29%
Maximum month-end balance during the year                $ 97,416      $119,507
Balance at year-end                                      $ 57,581      $ 93,905
Securities underlying the agreements
   as of the end of the year:
     Carrying value, including accrued interest          $ 61,418      $103,590
     Estimated market value                              $ 61,426      $103,891

     The securities sold under the reverse repurchase agreements at December 31, 1996 are due in less than one year. The Company enters into sales of securities under agreements to repurchase the same securities. Reverse repurchase agreements are collateralized by fixed and variable rate mortgage-backed securities or investment grade securities. Reverse repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreement remains in the asset accounts. The securities underlying the agreements are physical and book entry securities and the brokers retain possession of the securities collateralizing the reverse repurchase agreements. If the counterparty in a reverse repurchase agreement were to fail, the Company might incur an accounting loss for the excess collateral posted with the counterparty. As of December 31, 1996, the Company's amount at risk did not exceed 10% of the Company's stockholders' equity with any one counterparty.

12. SUBORDINATED DEBT

     In May and June 1994, the Company issued 15,000 units of subordinated debt at a price of $15.0 million and 2,250 units at a price of $2.3 million, respectively. The units each consist of $1,000 of 11.5% subordinated notes due in 2004 and 20 detachable warrants to purchase one share each of TeleBanc common stock. The notes may not be redeemed prior to May 1, 1999. The notes are redeemable at the option of the Company after May 1, 1999, at an initial redemption price of 105.75% of the principal amount plus accrued interest with the redemption price declining to 104.60%, 103.45%, 102.30%, and 101.15% annually each year thereafter. Interest is payable semi-annually on May 1 and November 1, commencing November 1, 1994. The indenture, among other things, restricts the ability of the Company under certain circumstances to incur additional indebtedness, limits cash dividends and other capital distributions by the Company, requires the maintenance of a reserve initially equal to 150% of the Company's annual interest expense on all indebtedness, restricts disposition of the Bank or its assets and limits transactions with affiliates.

     The total value of the 345,000 warrants was $948,750 which resulted in an original issue discount on the subordinated debt in the amount of $899,289. The original issue discount is amortized on a level yield basis over the life of the debt. The warrants became transferable on November 27, 1994 and are exercisable on or after May, 27, 1995. The exercise price of each warrant is $7.65625.

13. PENSION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

     The Company sponsors an Employee Stock Ownership Plan ("ESOP"). All full-time employees of the Company who meet limited qualifications participate in the ESOP. Under the ESOP, the Company contributes cash to a separate trust fund maintained exclusively for the benefit of those employees who have become participants. Participants will have shares of TeleBanc common stock, valued at market value, allocated to their personal plan accounts based on a uniform percentage of wages. At December 31, 1996 and 1995, the Company carried a $305,000 and $240,000, respectively, note receivable from the ESOP which was collateralized by the Company's common stock. The ESOP owned 67,600 shares of the Company's stock with approximately 32,000 and 18,000 shares vested at December 31, 1996 and 1995, respectively. The Company's contribution to the ESOP, which is reflected in compensation expense, was $224,000, $210,000 and $104,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

14. INCOME TAXES

     Income tax expense for the years ended December 31, 1996, 1995, and 1994 is summarized as follows (in thousands):

                                    1996             1995              1994
                                    ----             ----              ----
Current:      Federal              $1,194           $2,038           $  224
              State                   225              181               59
                                    1,419            2,219              283
Deferred:     Federal                 (78)            (474)             (86)
              State                  (146)             (85)             (15)
                                     (224)            (559)            (101)
Total:        Federal               1,116            1,564              138
              State                    79               96               44

Total                              $1,195           $1,660           $  182


     A reconciliation of the statutory Federal income tax rate to the Company's effective income tax rate for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                             1996          1995          1994
                                             ----          ----          ----
Federal income tax at
     statutory rate                          34.0%         34.0%         34.0%
State taxes, net of
     federal benefit                          4.2           4.2           4.2
Municipal bond interest,
     net of disallowed
     interest expense                        (3.6)         (7.0)        (18.0)
Other                                        (2.7)          6.7           5.0
Total                                        31.9%         37.9%         25.2%

     Deferred income taxes result from temporary differences in the recognition of income and expense for tax versus financial reporting purposes. The sources of these temporary differences and the related tax effects for the years ended December 31, 1996 and 1995 are as follows (in thousands):

                                                     1996              1995
Deferred Tax Liabilities:
     Acquired Loan Servicing Rights                $  (12)            $ (15)
     Purchase Accounting  Premium
         - Land & Building                            (37)              (37)
     Purchase Accounting Premium
        on Investments                                 (3)               (3)
     Depreciation                                     (17)              (15)
     Tax Reserve in Excess of Base Year               (93)              (93)
     Prepaid Expenses                                 (52)              (25)
     FHLB Stock Dividends                            (168)             (168)
            Total                                    (382)            $(356)
Deferred Tax Assets:
     Purchase Accounting Discount
        on Loan Portfolio                               6                 4
     General Reserves & Real Estate
        Owned Losses                                  819               674
     Deferred Loan Fees                                14                16
           Total                                      839               694
     Net Deferred Tax Asset                           457               338
Tax Effect of Securities
        Available-for-sale
         adjustment to Fair Value
        (notes 4 and 5)                            (1,030)             (832)
Adjusted Net Deferred Tax Liability                 $(573)            $(494)

     The Company carries an accumulated tax bad debt reserve of $643,000 with the U.S. Internal Revenue Service for which income taxes have not been provided. If the Bank were to convert from its thrift charter, the Bank would pay taxes of approximately $100,000 on this bad debt reserve. In addition, the Bank has entered into a tax sharing agreement with TeleBanc under which it is allocated its share of income tax expense or benefit based on its portion of consolidated income or loss. The net deferred tax liability is recorded in other liabilities on the balance sheet.

15. FINANCIAL INSTRUMENTS

     The Company is party to a variety of interest rate caps and swaps to manage interest rate exposure. In general, the Company enters into agreements to assume fixed-rate interest payments in exchange for variable market-indexed interest payments. The effect of these agreements is to lengthen short-term variable liabilities into longer term fixed-rate liabilities or to shorten long-term fixed rate assets into short-term variable rate assets. The net costs of these agreements are charged to interest expense or interest income, depending on whether the agreement is designated to hedge a liability or an asset.

     Interest rate swap agreements for the years ended December 31, 1996 and 1995 are summarized as follows (dollars in thousands):

                                                     1996             1995
                                                     ----             ----
Weighted average fixed rate payments                  5.97%            5.93%
Weighted average original term                      5.0 yrs          6.0 yrs
Weighted average variable rate obligation             5.62%            5.63%
Notional amount                                    $130,000          $40,000
                                                   --------          --------

     The Company enters into interest rate cap agreements to hedge outstanding FHLB advances and reverse repurchase agreements. Under the terms of the interest rate cap agreements, the Company generally would receive an amount equal to the difference between 3 month LIBOR or 6 month LIBOR and the cap's strike rate, multiplied by the notional amount. The interest rate cap agreements are summarized as follows (dollars in thousands):

--------------------------------------------------------------------------------
                         Effective             Notional                Maturity
Cap Strike Rate               Date              Balance                    Date
--------------------------------------------------------------------------------
        4%                 July 1992           $10,000                 July 1999
        5%                 July 1992            10,000                 July 1997
        6%              October 1996            20,000              October 1999
        7%              January 1997            10,000              January 2002
        7%              January 1995            10,000                 July 1998
        7%                 July 1995            10,000                 July 1997
        8%              January 1995            10,000              January 1997
        9%             December 1994            14,000             December 1998
        9.5%              April 1995            10,000                April 1997
        10%               April 1995            10,000              January 2002
        10%             January 1995            10,000              January 1997

     The counterparties to the interest rate cap agreements are Goldman Sachs, Lehman Brothers, Salomon Brothers, and UBS and contain credit risk of $729,000, $257,000, $165,000, and $855,000, respectively. The credit risk is attributable to the unamortized cap premium and any amounts due from the counterparty as of December 31,1996. The total amortization expense for premiums on interest rate caps was $638,000, $213,000 and $292,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

16. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The fair value information for financial instruments, which is provided below, is based on the requirements of Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments ("SFAS No. 107") and does not represent the aggregate net fair value of the Bank. Much of the information used to determine fair value is subjective and judgmental in nature, therefore, fair value estimates, especially for less marketable securities, may vary. In addition, the amounts actually realized or paid upon settlement or maturity could be significantly different. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:

CASH AND INTEREST-BEARING DEPOSITS - Fair value is estimated to be carrying value.

FEDERAL FUNDS SOLD - Fair value is estimated to be carrying value.

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL - Fair value is estimated to be carrying value.

INVESTMENT SECURITIES - Fair value is estimated by using quoted market prices for most securities. For illiquid securities, market prices are estimated by obtaining market price quotes on similar liquid securities and adjusting the price to reflect differences between the two securities, such as credit risk, liquidity, term coupon, payment characteristics, and other information.

MORTGAGE-BACKED AND RELATED SECURITIES - Fair value is estimated using quoted market prices. For illiquid securities, market prices are estimated by obtaining market price quotes on similar liquid securities and adjusting the price to reflect differences between the two securities, such as credit risk, liquidity, term coupon, payment characteristics, and other information.

LOANS RECEIVABLE - For certain residential mortgage loans, fair value is estimated using quoted market prices for similar types of products. The fair value of other certain types of loans is estimated using quoted market prices for securities backed by similar loans.

     The fair value for loans which could not be reasonably established using the previous two methods was estimated by discounting future cash flows using current rates for similar loans.

     Management adjusts the discount rate to reflect the individual characteristics of the loan, such as credit risk, coupon, term, payment characteristics, and the liquidity of the secondary market for these types of loans.

DEPOSITS - For passbook savings, checking and money market accounts, fair value is estimated at carrying value. For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

ADVANCES FROM THE FHLB OF ATLANTA - For adjustable rate advances, fair value is estimated at carrying value. For fixed rate advances, fair value is estimated by discounting future cash flows at the currently offered rates for fixed-rate advances of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - Fair value is estimated using carrying value. The securities are repriced on a semiannual basis.

SUBORIDNATED DEBT - For subordinated debt, fair value is estimated using quoted market prices.

OFF-BALANCE SHEET INSTRUMENTS - The fair value of interest rate exchange agreements is the net cost to the Company to terminate the agreement as determined from market quotes.

     The fair value of financial instruments as of December 31, 1996 and 1995 is as follows (in thousands):

------------------------------------------------------------------------------------------------
                                       1996             1996               1995           1995
                                   Carrying             Fair            Carrying          Fair
                                      Value            Value               Value         Value
------------------------------------------------------------------------------------------------
ASSETS:
     Cash and cash equivalents     $   3,259       $   3,259           $   8,965     $   8,965
     Investment securities
          available-for-sale          78,826          78,826              40,058        40,058
     Mortgage-backed securities
         available-for-sale          184,743         184,743             234,210       234,210
     Loans receivable                351,821         365,401             248,667       261,198

LIABILITIES:
     Deposits                        390,486         393,820             306,500       311,476
     Advances from the
          FHLB Atlanta               144,800         144,800             105,500       105,526
     Securities sold under
         agreements to repurchase     57,581          57,581              93,905        93,905
     Subordinated debt, net           16,586          16,625              16,496        16,123
     Off-balance sheet
         financial instruments            --           1,684                  --           212
     Commitments to
         purchase loans                   --          54,721                  --        24,738

17. DISTRIBUTIONS

     The Company is subject to certain restrictions on the amount of dividends it may declare without prior regulatory approval. At December 31, 1996, approximately $6.4 million of retained earnings were available for dividend declaration without prior regulatory approval.

18. STOCK BASED COMPENSATION

     In 1996, directors, officers and employees were issued 80,500 options to purchase 80,500 shares of TeleBanc common stock at prices ranging from $7.75 to $8.875. In 1995, officers and employees were issued 32,000 options to purchase 32,000 shares of TeleBanc common stock at a price of $5.50. As of December 31, 1996 and 1995, 180,438 and 110,392, respectively, of the shares were vested at exercise prices ranging from $5.50 to $8.875. The options' exercise price was the market value of the stock at the date of issuance. No options have been exercised or canceled.

-----------------------------------------------------------------------------------------------------------
                                                1996                                   1995
                                      ------------------------------           ----------------------------
                                                     WEIGHTED AVG.                           WEIGHTED AVG.
OPTIONS                                SHARES        EXERCISED PRICE            SHARES     EXERCISED PRICE
                                       (000's)                                  (000's)
-----------------------------------------------------------------------------------------------------------
Outstanding at beginning of year         271               $6.51                  242           $6.64
Granted                                   81               $8.17                   32           $5.50
Exercised                                 --                  --                   --              --
Forfeited                                 --                  --                    3           $6.13
Outstanding at end of year               352               $6.89                  271           $6.51
Options exercisable at year-end          180               $6.69                  110           $6.55
Weighted avg. fair value
   of options granted                                      $2.61                                $1.81

     The following table summarizes information about fixed options outstanding at December 31, 1996:

-----------------------------------------------------------------------------------------------------------
                                        OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                    -------------------------------         ------------------------------
RANGE OF                            NUMBER           WEIGHTED AVG.          NUMBER           WEIGHTED AVG.
EXERCISE PRICES                     OUTSTANDING     EXERCISED PRICE         EXERCISABLE    EXERCISED PRICE
                                    (000's)                                 (000's)
-----------------------------------------------------------------------------------------------------------
$5.00 - $5.99                           32                $5.50               13              $5.50
$6.00 - $6.99                          114                $6.13               76              $6.13
$7.00 - $7.99                          176                $7.30               85              $7.20
$8.00 - $8.99                           30                $8.88                6              $8.88
$5.00 - $8.99                          352                $6.89              180              $6.69

     As of December 31, 1996 the fixed options outstanding had a weighted average remaining contractual life ranging from 7.4 years to 9.6 years. The Company accounts for this plan under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, the Company's net income and net income per share would have been reduced to the following pro forma amounts:

-------------------------------------------------------------------------------------------
                                                            YEAR ENDED            YEAR ENDED
                                                             12/31/96              12/31/95
-------------------------------------------------------------------------------------------
Net increase in net assets resulting from operations:
     As reported                                              $ 2,552           $ 2,720
     Pro forma                                                  2,342             2,662
Earnings per share:
     As reported                                                 1.12              1.33
     Pro forma                                                   1.03              1.30
Fully diluted earnings per share:
     As reported                                                 1.09              1.33
     Pro forma                                                   1.00              1.30

     Because the method of accounting required by SFAS No. 123 has not been applied to options granted prior to January 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Roll Geske option pricing model with the following weighted average assumptions for grants; risk-free interest rates of 5.25 percent and 6.00 percent for 1996 and 1995, respectively; expected life of 10 years for all options granted in 1996 and 1995; expected volatility of 23 percent and 16 percent for 1996 and 1995, respectively.

19. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. The principal commitments of the Company are as follows:

     At December 31, 1996, the Company was obligated under an operating lease for office space with an original term of ten years. Net rent expense under operating leases was approximately $142,000, $127,000, and $60,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The projected minimum rental payments under the terms of the lease are as follows:

YEARS ENDING DECEMBER 31,                                     AMOUNT
-------------------------                                     ------
1997                                                      $   177,000
1998                                                          165,000
1999                                                          167,000
2000                                                          169,000
2001                                                          171,000
2002 and thereafter                                           701,000
                                                          $ 1,550,000

     As of December 31, 1996, the Company had commitments to purchase $54.7 million of mortgage loans.

     The Company self-insures for a portion of health insurance expenses paid by the Company as a benefit to its employees. At December 31, 1996 and 1995, there was no reserve needed for incurred but not reported claims under this insurance arrangement.

20. SUBSEQUENT EVENTS

     In February 1997, TeleBanc entered into definitive agreements to raise new capital in the form of convertible preferred stock, senior subordinated notes and warrants aggregating $29.9 million and to purchase the assets of Arbor Capital Partners, Inc. ("Arbor"), a registered investment advisor, funds manager and broker-dealer. MET Holdings, TeleBanc's majority shareholder, owns a majority of Arbor.

     The Board of Directors authorized the sale of $29.9 million in units to investment partnerships managed by Conning & Company, CIBC WG Argosy Merchant Fund 2, LLC, The Progressive Corporation and The Northwestern Mutual Life Insurance Company. Representatives from the Conning partnerships and the CIBC Merchant Fund will serve on the Board of Directors of the Company. The units consist of $13.7 million in 9.5% senior subordinated notes with 198,088 detachable warrants, $16.2 million in 4.0% convertible preferred stock, and rights to 205,563 contingent warrants. The Company finalized this transaction on February 28, 1997.

     Also in connection with the sale of units, the Arbor asset acquisition was structured as a tax free issuance of 162,461 shares of TeleBanc common stock, 24,201 options, and a $500,000 cash payment for the Arbor assets. An independent appraisal valued the assets to be acquired from Arbor at $3.1 million. Consistent with TeleBanc's charter, the number of shares issued to Arbor as consideration is limited to 5% of total market value of outstanding TeleBanc stock at the time of acquisition. The Company finalized the sale of the units and the related Arbor asset acquisition on February 28, 1997.

21. CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Statements of Financial Condition
($ in thousands)

                                                                 December 31,
                                                              ------------------
                                                                1996       1995
                                                                ----       ----
ASSETS:
Cash                                                          $   159    $   210
Investment securities available-for-sale                        4,132      4,685
Mortgage-backed securities available-for-sale                  14,086        940
Investment securities held-to-maturity                             --         --
Loans receivable, net                                             305        240
Equity in net assets of subsidiary                             34,130     31,164
Deferred charges                                                  940      1,066
Other assets                                                    1,099        265
     Total assets                                             $54,851    $38,570
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Subordinated debt                                             $16,586    $16,496
Securities sold under agreements to repurchase                 12,831
Accrued interest payable                                          357        330
Taxes payable and other liabilities                               419        179
     Total liabilities                                        $30,193    $17,005
STOCKHOLDERS' EQUITY
Preferred Stock                                               $    --      $  --
Common Stock                                                       20         20
Additional Paid in Capital                                     14,637     14,637
Retained earnings                                               7,904      5,352
Unrealized gain/loss on securities available-for-sale           2,097      1,556
     Total stockholders' equity                                24,658     21,565
     Total liabilities and stockholders' equity               $54,851    $38,570


STATEMENTS OF OPERATIONS

($ in thousands)
                                                 December 31,
                                      ------------------------------
                                         1996       1995       1994
                                         ----       ----       ----
Interest income                       $   531    $   429    $   177
Interest expense                        2,163      2,111      1,227
Net interest loss                      (1,632)    (1,682)    (1,050)
Non interest income                       133         92          1
Total general and
   administrative expenses              1,393      1,046        320
Non interest expenses                     127        126         74
Net loss before equity in
   net income of subsidiary
   and income taxes                    (3,019)    (2,762)    (1,443)
Equity in net income
   of subsidiary                        6,716      4,434      1,434
Income taxes                            1,145     (1,048)      (531)
Net Income                            $ 2,552    $ 2,720    $   540

STATEMENT OF CASH FLOWS
                                                            Year ended December 31,
                                                -------------------------------------
(Dollars in thousands)                               1996         1995         1994
----------------------                               ----         ----         ----
Cash flows from operating activities:
Net income                                      $   2,552    $   2,720    $     540
Adjustments to reconcile net income to
   net cash provided by operating activities:
     Equity in undistributed earnings
        of subsidiaries                            (4,426)      (4,434)      (1,433)
     Net realized gains on securities                 (36)         (92)          --
     (Increase) decrease in other assets             (592)         162       (1,362)
     Increase in accrued expenses
        and other liabilities                         267          122          387
     Depreciation and amortization                    (58)         (32)          --
Net cash provided by operating activities          (2,293)      (1,554)      (1,868)
                                                -------------------------------------
Cash flows from investing activities:
     Net (increase) decrease in loan to
        Employee Stock Ownership Plan                 (65)          60         (300)
     Net (increase) decrease in equity
        investment                                  2,074        2,089      (13,644)
     Purchases of available-for-sale
        securities                               (100,574)     (20,771)      (4,612)
     Proceeds from sale of
        available-for-sale securities              11,103        5,170           --
     Proceeds from maturities of and
        principal payment  on
        available-for-sale securities              76,910       14,619           --
Net purchases of premises and equipment               (37)         (21)          (6)
Net cash (used in) provided by
   investing activities                           (10,589)       1,146      (18,562)
                                                -------------------------------------
Cash flows from financing activities:
     Net  increase in securities sold under
        agreements to repurchase                   12,831           --           --
     Increase in subordinated debt                     --           --       16,390
     Increase in common stock and
        additional paid in capital                     --           --        5,156
     Dividends paid on common and
        preferred stock                                --           --         (498)
                                                -------------------------------------
Net cash provided by (used in)
   financing activities                            12,831           --       21,048
Net increase (decrease) in cash and
   cash equivalents                                   (51)        (408)         618
                                                -------------------------------------
Cash and cash equivalents at
   beginning of period                                210          618            0

Cash and cash equivalents at
   end of period                                $     159    $     210    $     618
                                                =====================================

     TeleBanc Financial Corporation commenced activities on January 27, 1994, the effective date of its formation as a holding company of the Bank. The Bank paid dividends of $2.2 million and $2.1 million to TeleBanc for subordinated interest expense payments for the years ended December 31, 1996 and 1995, respectively.

22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Condensed quarterly financial data for the years ended December 31, 1996 and 1995 is shown as follows:

                                                               THREE MONTHS ENDED
                                           ---------------------------------------------------------------
                                             MAR. 31,          JUNE 30,          SEPT. 30,       DEC. 31,
(Dollars in thousands except per share data)     1996             1996               1996           1996
----------------------------------------------------------------------------------------------------------
Interest income                             $  11,131         $  11,364          $ 11,871         $11,433
Interest expense                                8,357             8,449             9,034           8,975
                                           ---------------------------------------------------------------
     Net interest income                        2,774             2,915             2,837           2,458
Provision for loan and lease losses               419               200               125             175
Non-interest income                               605               291               540           1,320
General and administrative
   expenses                                     1,679             1,749             3,287           1,660
Other non-interest expenses                       300                81               247              71
     Income before income taxes                   981             1,176              (282)          1,872
Income tax expense                                332               417              (220)            667
                                           ---------------------------------------------------------------
     Net income                             $     649         $     759          $    (62)        $ 1,205
                                           ---------------------------------------------------------------
Net income per share                        $    0.31         $    0.35          $  (0.03)        $  0.51
                                           ===============================================================


                                                               THREE MONTHS ENDED
                                           ---------------------------------------------------------------
                                               MAR. 31,         JUNE 30,          SEPT. 30,      DEC. 31,
(Dollars in thousands except per share data)      1995             1995              1995          1995
----------------------------------------------------------------------------------------------------------
Interest income                               $  8,653            $10,414          $10,681        $10,763
Interest expense                                 7,155              8,151            8,215          8,425
                                           ---------------------------------------------------------------
     Net interest income                         1,498              2,263            2,466          2,338
Provision for loan and lease losses                309                353              502            558
Non-interest income                                630                412              419          2,316
General and administrative
   expenses                                      1,248              1,473            1,401          1,439
Other non-interest expenses                         87                 79               90            423
     Income before income taxes                    484                770              892          2,234
Income tax expense                                 164                264              343            889
                                           ---------------------------------------------------------------
     Net income                               $    320            $   506          $   549        $ 1,345
                                           ---------------------------------------------------------------
Net income per share                          $   0.16            $  0.25          $  0.27        $  0.65
                                           ===============================================================

Report of the Independent Public Accountants

To the Board of Directors and Stockholders of TeleBanc Financial Corporation and Subsidiaries

     We have audited the accompanying consolidated balance sheets of TeleBanc Financial Corporation (a Delaware Corporation) and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated statement of income of the company for the year ended December 31, 1994 was audited by other auditors whose report dated February 24, 1995 expressed an unqualified opinion on that statement.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleBanc Financial Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                                  /s/ ARTHUR ANDERSEN LLP


Washington, DC
February 14, 1997 (except with respect to the matters discussed in Note 20, as to which the date is February 28, 1997)

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
BOARD OF DIRECTORS              CORPORATE OFFICERS                CORPORATE                            COMMON STOCK
                                                                  INFORMATION
Mitchell H. Caplan              David A. Smilow                                                        The  Common   Stock  is
Vice Chairman & President       Chairman & CEO                    TRANSFER AGENT                       currently        traded
TeleBanc   Financial                                               AND REGISTRAR                       "over-the counter"under
Corporation                     Mitchell H. Caplan                Fifth Third Trust &                  the symbol  "TBFC." The
                                Vice Chairman & President         Investment Division                  following   table  sets
David R. DeCamp                                                   Fifth Third Center                   forth the closing  high
Senior Vice President           Laurence P. Greenberg             Cincinnati, OH 45263                 and low bid  prices for
Grubb & Ellis, Co.              Executive Vice President          (513) 579-5300                       the  Common  Stock  for
                                Marketing                                                              the periods indicated.
Arlen W. Gelbard, Esq.                                            FORM 10-K
Partner                         Aileen Lopez Pugh                 A copy of the Company's              Initial Offering: $6.125
Hofheimer, Gartlir & Gross      Executive Vice President          Form  10-K  for  Fiscal
                                Chief Financial                   1996 as filed  with the              ---------------------------
Steven F. Piaker                 Officer/Treasurer                Securities and Exchange              1995       HIGH     LOW
Partner                                                           Commission    will   be              ---------------------------
Conning & Company               Sang-Hee Yi                       furnished  upon written              1st Q      5.625    5.50
                                Executive Vice President          request to:                          2nd Q      6.00     5.00
Dean C. Kehler                  Chief Operating Officer                                                3rd Q      6.625    6.0625
Managing Director                                                 Aileen Lopez Pugh                    4th Q      7.75     6.50
CIBC Wood Gundy Securities      Michael H. Aneiro                 Director of Shareholder
                                Senior Vice President             Relations                            ---------------------------
Mark Rollinson, Esq.            Portfolio Management              TeleBanc Financial                   1996       HIGH     LOW
Attorney                                                          Corporation                          ---------------------------
                                Catherine M. Gallahan             1111 N. Highland Street              1st Q      8.00     7.50
David A. Smilow                 Senior Vice President             Arlington, Virginia 22201            2nd Q      9.75     8.00
Chairman & CEO                  Systems                           (703) 247-3700                       3rd Q      10.00    8.875
TeleBanc Financial Corporation                                                                         4th Q      13.25    9.75
                                Michael T. Girouard               SPECIAL COUNSEL
Michael A. Smilow               Senior Vice President             Hogan  & Hartson L.L.P.              No dividends  were paid
Mortgage Finance Consultant     Chief Investment Officer          Columbia Square                      in 1995 and  1996.  The
                                                                  555 Thirteenth Street, NW            closing  per  share bid
                                Steven D. Greenwood               Washington, DC 20004-1109            price  of  the   Common
                                Senior Vice President                                                  Stock on  December  31,
                                Product Development               INDEPENDENT AUDITORS                 1996 was $13.25.
                                                                  Arthur Andersen LLP
                                Emidio Morizio                    8000 Towers Crescent Drive
                                Senior Vice President             Vienna, VA 22182                     ANNUAL MEETING
                                Operations
                                                                                                       The  Company's   Annual
                                Michael R. Opsahl                                                      Meeting of shareholders
                                Senior Vice President                                                  will be  held at  11:00
                                Chief Credit Officer                                                   am on Wednesday, May 7,
                                                                                                       1997  at the  Corporate
                                Jane H. Gelman                                                         offices   of   TeleBanc
                                Vice President                                                         Financial  Corporation,
                                Chief Administrative                                                   1111    N.     Highland
                                 Officer/Secretary                                                     Street,      Arlington,
                                                                                                       Virginia 22201.
                                Dennis E. Carlton
                                General Counsel


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TeleBanc Financial Corporation and subsidiaries
Selected Financial Data

                                                                                     Years ended December 31,
                                                             -----------------------------------------------------------------------
 (Dollars in thousands, except per share data)                      1996           1995          1994          1993         1992
                                                                    ----           ----          ----          ----         ----
Interest income                                                $  45,800      $  40,511     $  22,208     $  16,667    $  19,425
Interest expense                                                  34,815         31,946        17,513        11,828       13,896
     Net interest income                                          10,985          8,565         4,695         4,839        5,529
Provision for loan and lease losses                                  919          1,722           492           211          972
Non-interest income                                                2,756          3,777           175         1,157        1,014
General and administrative expenses                                8,375          5,561         3,503         2,997        2,393
Other non-interest operating expenses                                700            679           153           739        1,234
     Income before income taxes and cumulative
       effect of change in accounting principle                    3,747          4,380           722         2,049        1,944
Income tax expense                                                 1,195          1,660           182           842          857
Cumulative effect of change in accounting principle                   --             --            --           170           --
     Net income                                                $   2,552      $   2,720     $     540     $   1,377     $  1,087

Earnings per share:
     Primary                                                   $    1.12      $    1.33     $    0.31     $    1.06     $   0.84
     Fully diluted                                             $    1.09      $    1.33     $    0.31     $    1.06     $   0.84

At December 31,
Total assets                                                    $647,965       $553,943      $427,292      $220,301     $229,374
Loans receivable, net                                            351,821        248,667       154,742       100,859       93,605
Mortgage-backed securities (a)                                   184,743        234,210       236,464        80,782       87,164
Investment securities (a)                                         78,826         40,058        12,444        18,110       13,570
Deposits                                                         390,486        306,500       212,411       113,132      130,100
Advances from the FHLB                                           144,800        105,500        96,000        61,000       53,750
Securities sold under agreements to repurchase                    57,581         93,905        79,613        29,642       29,642
Total stockholders equity                                         24,658         21,565        17,028        12,378       10,715

Financial ratios
Return on average
     Total assets                                                   0.61%          0.53%         0.17%         0.61%        0.45%
     Stockholders' equity                                          16.50%         14.10%         3.17%        11.79%       10.51%
Average stockholders' equity to average total assets                3.70%          3.77%         5.27%         5.20%        4.32%
Total general and administrative expenses to total assets (b)       1.03%(c)       1.00%         0.82%         1.36%        1.04%

Number of (b):
     Deposit accounts                                             16,506         12,919         8,564         2,932        3,568
     Full-time equivalent employees                                   39             30            29            18           17
Total assets per employee (b)                                $    16,614      $  18,465     $  14,734     $  12,239    $  13,493

(a) Includes available for sale, held to maturity, and held for sale. (b) At end of period. (c) Excludes SAIF assessment.
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